Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 14, 2012, the noon spot rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was $1 = U.S.$1.0142.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2012 was estimated to be 34.9 million. Over two thirds of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces (Prince Edward Island, Nova Scotia and New Brunswick), Québec, Ontario and the Western Provinces (Manitoba, Saskatchewan, Alberta and British Columbia), 6 for Newfoundland and Labrador and 1 each for the three territories (Nunavut, Northwest Territories and Yukon). Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on May 2, 2011. As a result of that election the Conservative Party of Canada formed the Government. As of December 7, 2012, the distribution of seats in the House of Commons is as follows: the Conservative Party of Canada has 165 seats, the New Democratic Party has 101 seats, the Liberal Party of Canada has 35 seats, the Bloc Québécois has 4 seats, and the Green Party of Canada has 1 seat. There are 2 independent seats.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for 4 or 5 years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of September 4, 2012, the Parti Québécois party was elected, replacing the federalist Québec Liberal Party which had been in power since April 2003, and forms a minority government having obtained 54 out of 125 seats in Quebec’s National Assembly (32% of the votes cast), as compared to 50 seats (31.2% of the votes cast) for the official opposition Québec Liberal Party, 19 seats (27.1% of the votes cast) for the Coalition avenir Québec party, and 2 seats (6.0% of votes cast) for the Québec solidaire party.

THE CANADIAN ECONOMY1

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (2002 constant dollars) in 2011, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)

Percentage Distribution in 2011

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services — that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

(2)	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 72% in 2011 while the remaining 28% was attributed to goods-producing industries.

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, constant 2002 dollars.

The following table shows the composition of Canada’s real GDP at basic prices (2002 constant dollars) by sector in 2002 and over the 2007-2011 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	(For the years ended December 31,)
	2011	2010	2009	2008	2007	2002	2011	2007	2002
	(millions of 2002 dollars)						(percentage distribution)

Agriculture (2)	$23,920	$23,774	$24,014	$25,297	$22,114	$16,282	1.9%	1.8%	1.5%
Forestry, fishing and hunting	6,386	5,868	5,081	5,972	6,392	7,011	0.5	0.5	0.7
Mining and oil and gas extraction	57,676	54,958	51,637	56,962	58,478	53,487	4.6	4.8	5.0
Manufacturing	160,329	155,746	145,553	169,059	181,229	182,736	12.6	14.8	17.1
Construction	75,564	72,576	67,309	73,958	71,539	57,776	6.0	5.9	5.4
Utilities	33,729	32,412	31,977	32,871	31,453	28,883	2.7	2.6	2.7
Transportation and warehousing	59,921	57,645	55,230	58,062	57,826	50,067	4.7	4.7	4.7
Wholesale and retail trade	149,765	145,874	138,962	144,001	142,792	113,709	11.8	11.7	10.6
Finance, insurance and real estate	264,983	258,125	251,366	246,412	240,756	202,959	20.9	19.7	19.0
Public administration	76,237	75,295	73,638	71,330	69,014	61,524	6.0	5.7	5.8
Health, social, educational, professional and other services	359,006	352,607	347,239	346,730	339,525	294,334	28.3	27.8	27.5

Total (1)	$1,267,516	$1,234,880	$1,192,006	$1,230,654	$1,221,118	$1,068,768	100%	100%	100%

Source: Statistics Canada, Industry Accounts Division.

(1)	May not add to total due to rounding.
(2)	Agriculture includes support activities for agriculture and forestry, fishing and hunting.

The share of service-producing industries in real GDP at basic prices increased from 67.6% in 2002 to 71.8% in 2011. The fastest growing industry in this sector has been wholesale and retail trade, which grew at an average annual growth rate of 3.1% between 2002 and 2011, compared to an average annual growth rate of 2.6% for total service sector real GDP (2002 constant dollars). The goods-producing sector constituted 28.2% of real GDP at basic prices in 2011, down from 32.4% in 2002. The decline was most evident in manufacturing, with its share declining from 17.1% in 2002 to 12.6% in 2011.

Total real GDP growth was 2.3% in 2007 and 0.8% in 2008. Amid one of the most severe recessions in Canadian history, real GDP growth was negative 3.1% in 2009 but returned to positive growth of 3.6% in 2010 and 2.6% in 2011. In spite of continuing uncertainty in the global economy, Canada’s real GDP registered growth of 1.5%, 2.0% and 1.7% (year-over-year) in the first, second and third quarters of 2012, respectively.

Manufacturing output fell 2.2% in 2007, 6.7% in 2008 and 13.9% in 2009. There has been some recovery in the manufacturing sector with positive growth of 7.0% in 2010 and 2.9% in 2011. In 2012, year-over-year growth in manufacturing output remained positive, growing 2.2%, 4.2% and 3.2% in the first, second and third quarters, respectively.

The construction sector was the second largest goods-producing sector in Canada in 2011. Construction activity rose by 4.2% in 2007 and 3.4% in 2008 before falling 9.0% in 2009. In 2010, construction activity returned to growth, increasing 7.8% but slowed down somewhat in 2011 to 4.1%. Construction output rose 3.3% year-over-year in the first quarter of 2012 followed by growth of 4.7% and 3.2% in the second and third quarters, respectively.

Output from mining and oil and gas extraction rose 0.9% in 2007 but declined 2.6% in 2008 and 9.3% in 2009. This sector returned to growth in the two following years with output growing by 6.4% and 4.9% in 2010 and 2011, respectively. On a year-over-year basis, output growth in this sector fell 1.6%, then rose 0.6% and returned to negative 4.5% in the first, second and third quarters of 2012, respectively.

Although the share of agricultural output2 in total real GDP was only 1.9% in 2011 (2002 constant dollars), agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 20.1 million tonnes in 2007, 28.6 million tonnes in 2008, 26.9 million tonnes in 2009, and 23.3 million tonnes in 2010 and 25.3 million tonnes in 2012. Statistics Canada estimates wheat production to be 27.2 million tonnes in 2012.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was about $1.8 trillion in 2011. Nominal GDP grew at 5.4% in 2007, 5.1% in 2008, and negative 4.9% in 2009. Nominal GDP growth was 6.4% in 2010 and 5.9% in 2011. On a year-over-year basis, nominal GDP was 4.2%, 3.6% and 3.0% in the first, second and third quarters of 2012, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (1)		For the years ended December 31
	2012	2011	2011	2010	2009	2008	2007
	(millions of dollars)
INCOME
Compensation of employees	910,709	874,891	879,225	839,425	812,981	816,943	782,623
Gross operating surplus	506,815	496,043	501,772	459,827	401,022	482,090	440,737
Gross mixed income	211,625	200,755	202,256	193,136	185,999	183,034	175,199
Taxes less subsidies and residual error	184,567	178,528	179,179	172,374	164,788	163,808	167,456

GROSS DOMESTIC INCOME	1,813,716	1,750,216	1,762,432	1,664,762	1,564,790	1,645,875	1,566,015

EXPENDITURE
Final consumption expenditure	1,405,371	1,361,904	1,368,864	1,309,883	1,248,164	1,221,816	1,158,351
Household final consumption	984,179	950,853	955,950	914,813	871,557	867,664	830,572
Government final consumption	393,092	383,597	385,364	369,990	352,883	331,404	306,645
Non-profit institution final consumption	28,100	27,453	27,550	25,080	23,724	22,748	21,134
Gross fixed capital formation	434,556	411,461	414,369	387,960	349,801	386,526	366,111
Business gross fixed capital formation	358,860	330,671	334,830	307,501	277,255	319,275	306,278
Residential structures	125,692	115,091	116,319	111,128	100,592	107,247	108,869
Non-residential structures and machinery and equipment	194,789	178,447	180,950	162,166	145,062	174,466	161,935
Intellectual property products	38,379	37,133	37,561	34,207	31,601	37,562	35,474
Government gross fixed capital formation	73,839	78,864	77,611	78,601	70,981	64,604	58,261
Non-profit institution gross fixed capital formation	1,857	1,927	1,928	1,858	1,565	2,647	1,572
Investment in inventories	9,755	2,696	1,323	316	–9,262	8,843	9,438
Exports (goods and services)	546,784	529,884	539,286	482,335	445,653	567,339	537,413
Less: Imports (goods and services)	581,980	555,356	561,398	514,233	468,595	538,867	504,141
Residual error and estimate	–769	–373	–12	–1,499	–971	218	–1,157

GROSS DOMESTIC EXPENDITURE	1,813,716	1,750,216	1,762,432	1,664,762	1,564,790	1,645,875	1,566,015

GROSS DOMESTIC EXPENDITURE IN CHAINED 2007 DOLLARS	1,657,878	1,622,571	1,628,295	1,587,558	1,538,834	1,583,164	1,566,015

Source: Statistics Canada, National Income and Expenditure Accounts.

(1)	Seasonally adjusted, annual rates.

[2]	Agricultural output includes support activities for agriculture and forestry, fishing and hunting.
[3]	Year-over-year growth rates for nominal GDP at market prices are based on seasonally adjusted data.

Economic Developments4

Between 2001 and 2011, real GDP (at market prices) trended upwards, with annual average growth of 2.0% during that period. Real GDP growth was 2.1% in 2007 and 1.1% in 2008. In 2009, real GDP declined 2.8% before increasing 3.2% in 2010. In 2011, real GDP grew at 2.6%. In the first three quarters of 2012, Canada experienced year-over-year real GDP growth of 2.2%, 2.8% and 1.5% in the first, second and third quarters, respectively.

Real household spending rose 4.3% in 2007, 2.9% in 2008, 0.1% in 2009, 3.5% in 2010 and 2.4% in 2011. Year-over-year growth in household spending was 2.0% in the first quarter, 1.7% in the second quarter and 2.2% in the third quarter of 2012.

Since attaining a peak of 18.9% in 1982, the household saving rate trended downward until the mid-2000s, reaching 1.6% in 2005. Since then the household saving rate increased to 3.6% in 2006, 3.0% in 2007, 4.0% in 2008 and 5.6% in 2009 before trending down to 4.5% in 2010 and 3.8% in 2011. The household saving rate was 3.7% in the first quarter, 4.2% in the second quarter and 3.9% in the third quarter of 2012.

Non-residential structures, machinery and equipment investment growth was 2.6% in 2007 and 4.2% in 2008. Then in 2009, investment declined 19.5% only to rebound to 14.5% in 2010 and 10.4% in 2011. On a year-over-year basis, non-residential structures, machinery and equipment investment growth was 6.1% in the first quarter of 2012, 6.7% in the second quarter and 5.8% in the third quarter. Intellectual property product investment had a similar growth pattern as in non-residential structures, machinery and equipment where we observed positive growth in 2007 and 2008 of 2.9% and 1.5%, respectively, then a sharp drop of 20.0% in 2009, followed by growth rates of 4.5% and 9.0% in 2010 and 2011 respectively. On a year-over-year basis, intellectual property products investment growth was 1.6% in the first quarter of 2012, 2.2% in the second quarter then declined 0.4% in third quarter.

The number of housing starts rose steadily in the early part of the last decade but levelled off from 2004 to 2007 before falling significantly during the recession. Housing starts have recovered since and have reached levels similar to those recorded before the recession. Following a level of 152 thousand units in 2000, housing starts increased to 218 thousand units in 2003 and 233 thousand units in 2004. Housing starts then averaged 223 thousand units from 2005 to 2008. In 2009, housing starts stood at 149 thousand units, increasing to 190 thousand units in 2010 and 194 thousand units in 2011. In 2012, the level of housing starts was 205 thousand, 229 thousand and 223 thousand units in the first, second and third quarters, respectively (at annual rates).

Government final consumption grew by 2.8% in 2007, 4.6% in 2008, 3.4% in 2009, 3.0% in 2010 and 1.0% in 2011. In 2012, year-over-year growth in government spending on goods and services was 0.4% in the first quarter, 0.5% in the second quarter and negative 0.1% in the third quarter.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was $33.3 billion in 2007 and $28.5 billion in 2008. In 2009, the trade balance declined to a deficit of $22.9 billion and in 2010 the deficit increased to $31.9 billion. In 2011, the deficit was reduced to 22.1 billion. In the first three quarters of 2012, the trade deficit in goods and services was $35.2 billion at annual rates (see also “Balance of Payments” where the non-annualized value for the first three quarters was $26.4 billion).

[4]

In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2007 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator increased 3.3% in 2007 and 4.0% in 2008. The deflator then declined 2.2% in 2009 before increasing 3.1% in 2010 and 3.2% in 2011. In 2012, the year-over-year change in the implicit price deflator was 2.0% in the first quarter, 0.8% in the second quarter and 1.5% in the third quarter.

Since the introduction of inflation-targeting into monetary policy in 1991, annual increases in the consumer price index (“CPI”) have remained almost entirely within the 1 to 3 percent target range. Total CPI rose 2.2% in 2007, 2.3% in 2008, 0.3% in 2009, 1.8% in 2010 and 2.9% in 2011. In 2012, total CPI increased by 2.3% in the first quarter, 1.6% in the second quarter and 1.2% in the third quarter.5

PRICE DEVELOPMENTS

For the years ended December 31,	GDP Implicit Price Index (1)	Consumer Price Index				Total Excluding Food & Energy	Shelter	Industrial Product Price Index
		Total	Food	Total Excluding Food	Energy
	(annual percentage changes)
2007	3.3	2.2	2.7	2.0	2.3	2.0	3.5	1.5
2008	4.0	2.3	3.5	2.2	9.9	1.2	4.2	4.3
2009	–2.2	0.3	4.9	–0.7	–13.5	1.1	–0.3	–3.5
2010	3.1	1.8	1.4	1.9	6.7	1.3	1.3	1.0
2011	3.2	2.9	3.7	2.8	12.3	1.6	1.8	4.6

2011Q4	3.3	2.7	4.5	2.3	8.9	1.5	1.6	3.9
2012Q1	2.0	2.3	3.5	2.1	6.3	1.6	1.9	1.8
2012Q2	0.8	1.6	2.4	1.4	–0.4	1.7	1.2	0.7
2012Q3	1.5	1.2	2.0	1.0	0.8	1.1	1.1	–0.1

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

The average annual wage settlements (over the life of the contract) increased 3.4% in 2007, 3.3% in 2008, 2.3% in 2009, 1.9% in 2010 and 1.8% in 2011. Wage settlements were 1.8% in the first quarter of 2012, 2.1% in the second quarter and 1.1% in the third quarter.

[5]	Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Québec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2007	17,884	16,806	6.0	1,200	1,090	9.1	4,133	3,834	7.2
2008	18,204	17,087	6.1	1,212	1,099	9.3	4,183	3,880	7.2
2009	18,329	16,813	8.3	1,221	1,092	10.5	4,204	3,848	8.5
2010	18,525	17,041	8.0	1,227	1,099	10.5	4,254	3,915	8.0
2011	18,699	17,306	7.4	1,225	1,102	10.0	4,286	3,954	7.8

2011 (4th Qtr)	18,734	17,342	7.4	1,227	1,106	9.9	4,278	3,929	8.1
2012 (1st Qtr)	18,770	17,383	7.4	1,234	1,110	10.1	4,279	3,928	8.2
2012 (2nd Qtr)	18,870	17,502	7.2	1,237	1,111	10.2	4,321	3,984	7.8
2012 (3rd Qtr)	18,901	17,520	7.3	1,240	1,110	10.5	4,315	3,982	7.7

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2007	7,013	6,564	6.4	3,217	3,094	3.8	2,322	2,223	4.3
2008	7,133	6,666	6.5	3,300	3,175	3.8	2,376	2,266	4.6
2009	7,147	6,502	9.0	3,355	3,153	6.0	2,403	2,218	7.7
2010	7,237	6,610	8.7	3,365	3,161	6.1	2,443	2,256	7.6
2011	7,302	6,731	7.8	3,429	3,244	5.4	2,458	2,275	7.5

2011 (4th Qtr)	7,315	6,736	7.9	3,457	3,283	5.0	2,457	2,288	6.9
2012 (1st Qtr)	7,323	6,759	7.7	3,466	3,289	5.1	2,469	2,297	6.9
2012 (2nd Qtr)	7,345	6,775	7.8	3,480	3,313	4.8	2,488	2,320	6.7
2012 (3rd Qtr)	7,371	6,786	7.9	3,485	3,322	4.7	2,491	2,320	6.9

Source: Statistics Canada, The Labour Force.

(1)	Unemployment levels are calculated using the difference between Labor Force and Employment for the quarters.
(2)	Annual employment levels are based on not seasonally adjusted data, while employment levels are based on seasonally adjusted data.

Employment growth was 2.4% in 2007 before slowing to 1.7% in 2008 and declining by 1.6% in 2009. In 2010, employment growth rebounded to 1.4% and for 2011, employment growth was 1.6%. In the first three quarters of 2012, employment increased by 0.9%, 1.2% and 0.9% year-over-year, respectively. Meanwhile, labor force growth was 2.1% in 2007 and 1.8% in 2008 before slowing down to 0.7% in 2009. In 2010 and 2011, labor force growth increased 1.1% and 0.9%, respectively. In the first three quarters of 2012, the labor force grew by 0.5%, 0.9% and 1.0%, respectively.

The unemployment rate remained essentially unchanged in 2007 and 2008 at 6.0% and 6.1% respectively before increasing to 8.3% in 2009. The unemployment rate decreased slightly to 8.0% in 2010 and to 7.4% in 2011. In 2012, the unemployment rate was 7.4% in the first quarter, 7.2% in the second quarter and 7.3% in the third quarter (seasonally adjusted).

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico have been eliminated.

In addition, Canada currently has implemented bilateral free trade agreements with the following countries: Chile, Columbia, Costa Rica, Israel, Peru, Jordan and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein).

In January 2009, Canada removed import tariffs on a range of machinery and equipment for the purposes of stimulating domestic business investment. In March 2010, Canada began eliminating all remaining tariffs on manufacturing inputs entering the country, effectively making Canada a tariff-free zone for manufacturing. The majority of these tariffs have already been eliminated; however, some tariffs are being gradually eliminated by no later than January 1, 2015.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (1)		For the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in millions of dollars)
Value of Exports
Farm, fishing & intermediate food products	19,507	17,285	24,136	20,145	20,331	23,954	17,879
Energy products	79,147	75,353	103,459	83,630	74,088	117,978	85,175
Metal ores & non-metallic minerals	14,255	14,721	19,938	15,582	13,073	19,055	12,736
Metal & non-metallic mineral products	41,045	43,674	59,008	48,658	37,832	55,087	54,540
Basic & industrial chemical, plastic & rubber products	25,075	27,015	35,768	30,942	26,283	35,129	34,610
Forestry products & building & packaging materials	22,894	22,765	30,461	29,345	27,489	35,515	39,984
Industrial machinery, equipment & parts	20,234	18,683	25,398	22,464	23,625	28,133	26,643
Electronic & electrical equipment & parts	17,515	17,123	23,224	22,512	24,146	28,715	30,226
Motor vehicles & parts	51,125	43,478	59,590	57,360	44,227	61,288	77,565
Aircraft & other transportation equipment & parts	12,919	11,938	16,249	15,816	17,746	18,220	18,519
Consumer goods	36,876	36,664	49,846	47,606	47,696	50,460	50,146
Other (2)	7,331	7,064	9,442	9,013	10,896	13,729	13,362

TOTAL EXPORTS (3)	347,923	335,763	456,518	403,071	367,430	487,262	461,385

Value of Imports
Farm, fishing & intermediate food products	9,227	9,073	12,110	11,035	11,020	10,814	9,441
Energy products	33,662	34,166	46,223	37,522	32,208	51,749	36,021
Metal ores & non-metallic minerals	7,377	8,064	10,560	9,018	6,636	8,976	8,104
Metal & non-metallic mineral products	32,698	32,354	44,054	37,579	30,486	38,292	34,688
Basic & industrial chemical, plastic & rubber products	28,857	26,523	35,824	30,838	26,884	32,206	31,457
Forestry products & building & packaging materials	15,487	13,664	18,571	17,452	16,302	18,229	17,314
Industrial machinery, equipment & parts	34,297	31,179	42,269	36,018	33,309	40,785	37,581
Electronic & electrical equipment & parts	41,709	40,711	55,061	51,040	46,912	52,048	50,691
Motor vehicles & parts	62,494	54,967	74,148	71,676	58,176	73,648	81,635
Aircraft & other transportation equipment & parts	9,199	9,459	12,773	12,139	13,714	15,634	14,796
Consumer goods	69,737	66,336	89,415	86,062	86,117	86,506	81,020
Other (2)	11,439	10,850	14,599	13,469	12,221	14,707	13,044

TOTAL IMPORTS (3)	356,184	337,346	455,606	413,848	373,984	443,592	415,791

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Seasonally adjusted.
(2)	Other includes special transactions trade and other balance of payments adjustments
(3)	May not add due to rounding.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. While Canada’s exports have diversified over time, commodities still remain an important part of our exports. In 2011, energy products accounted for 22.7% of our merchandise exports, followed by both motor vehicles and parts and metal and non-metallic mineral products at 13.1% and 12.9%, respectively. Canada’s merchandise imports consist mostly of consumer goods, motor vehicles and parts and electronic and electrical equipment and parts. Together, these components represented 48.0% of total imports in 2011.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2011, trade with the United States accounted for 72.3% of the value of Canada’s merchandise exports and 61.7% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 19.0% of the United States’ exports and 14.3% of its imports in 2011. These shares remain relatively unchanged on a year-to-date basis up to and including October 2012.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Exports (1)
United States	73.0	72.3	72.3	73.3	73.4	75.7	76.8
Japan	2.4	2.5	2.5	2.4	2.4	2.4	2.2
United Kingdom	4.4	4.2	4.2	4.2	3.5	2.9	3.1
European Union (2)	4.7	5.1	5.0	4.8	5.1	5.2	5.3
Other	15.6	15.9	16.0	15.3	15.5	13.9	12.7

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports (1)
United States	62.3	61.6	61.7	62.8	63.1	63.4	64.9
Japan	2.3	1.9	2.1	2.4	2.5	2.6	2.9
United Kingdom	1.9	2.4	2.3	2.3	2.3	2.5	2.4
European Union (2)	7.7	7.8	7.7	7.4	8.1	8.0	7.8
Other	25.8	26.2	26.2	25.0	24.0	23.4	22.0

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)

Excludes the United Kingdom. Includes Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(2007 = 100)
Indices of physical volume
Exports	94.0	90.7	91.8	87.3	80.9	94.7	100.0
Imports	106.6	103.5	103.8	98.0	85.9	100.3	100.0

Indices of prices
Exports	107.0	106.9	107.7	100.0	98.5	111.5	100.0
Imports	107.2	104.6	105.5	101.6	104.9	106.5	100.0
Terms of trade (1)	99.8	102.2	102.1	98.4	93.9	104.7	100.0

Source: Statistics Canada, National Income and Expenditure Accounts.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters (1)		For the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in millions of dollars)
CURRENT AND CAPITAL ACCOUNT
Current Account Receipts
Goods & services	410,090	396,826	539,289	482,335	445,655	567,337	537,413
Goods	348,026	334,375	456,518	403,071	367,430	487,262	461,385
Services	62,064	62,450	82,771	79,264	78,226	80,075	76,027
Primary income	47,788	50,499	67,837	62,864	56,095	69,670	77,422
Secondary income	6,638	6,266	8,822	9,617	8,737	11,099	9,513

Current account receipts	464,517	454,357	615,948	554,817	510,488	648,105	624,347

Current account payments
Goods & services	436,491	417,381	561,399	514,234	468,601	538,871	504,142
Goods	356,329	336,981	455,606	413,847	373,984	443,592	415,791
Services	80,164	80,400	105,793	100,387	94,617	95,279	88,351
Primary income	72,013	68,670	94,560	88,591	76,707	95,614	96,271
Secondary income	9,396	9,365	12,282	12,167	11,576	11,712	11,732

Current account payments	517,901	494,359	668,240	614,992	556,884	646,197	612,145

Current account balance
Goods & services	–26,402	–19,107	–22,110	–31,899	–22,946	28,466	33,271
Goods	–8,303	–1,583	912	–10,776	–6,555	43,670	45,595
Services	–18,099	–17,524	–23,022	–21,123	–16,391	–15,204	–12,324
Primary income	–24,224	–18,190	–26,723	–25,727	–20,612	–25,944	–18,849
Secondary income	–2,758	–2,703	–3,459	–2,549	–2,839	–613	–2,219

Current account balance	–53,384	–40,002	–52,292	–60,175	–46,396	1,908	12,202

Capital account balance	–10	–8	–10	–126	–819	–253	–286

FINANCIAL ACCOUNT (2),(3)
Net lending/net borrowing	–52,124	–41,371	–57,004	–56,844	–47,424	–2,762	15,841

Net acquisition of financial assets	65,174	68,215	104,604	96,895	99,985	109,141	179,802
Canadian direct investment abroad	29,755	33,302	49,326	35,770	45,268	84,591	69,416
Canadian portfolio investment in foreign securities	18,167	10,569	18,331	14,453	8,733	–11,648	48,437
Foreign debt securities	–374	–11,719	–7,924	1,063	–7,186	–19,570	17,481
Foreign equity & investment fund shares	18,542	22,288	26,255	13,390	15,919	7,922	30,956
Official international reserves	1,574	4,470	8,061	3,989	11,618	1,711	4,644

Net incurrence of liabilities	117,299	109,587	161,607	153,739	147,409	111,904	163,961
Foreign direct investment in Canada	35,434	37,327	40,953	29,963	25,948	65,679	125,477
Foreign portfolio investment in Canadian securities	62,705	70,119	97,335	113,452	111,754	31,935	–30,463
Canadian debt securities	55,792	54,052	76,198	95,256	85,508	29,189	11,531
Canadian equity & investment fund shares	6,912	16,066	21,136	18,196	26,246	2,746	–41,994
Other foreign investment in Canada	19,160	2,141	23,319	10,324	9,707	14,290	68,947

Statistical discrepancy (net errors and omissions)	2,933	462	–4,701	3,457	–209	–4,418	3,925

Source: Statistics Canada, Canada’s Balance of International Payments.

(1)	Year-to-date (not annualized). Current and capital account data are seasonally adjusted. Financial account data are not seasonally adjusted.
(2)	Transactions are recorded on a net basis.
(3)	In the financial account, a plus sign denotes an increase in investment and a minus sign denotes a decrease in investment.

The current account deficit was $71.2 billion (seasonally adjusted, annualized level) in the first three quarters of 2012. Over the last five years, the three main components of the current account have evolved as follows:

(1)

The merchandise trade surplus decreased from $45.6 billion in 2007 to a deficit of $10.8 billion in 2010, only to return to a surplus of $900 million in 2011. In the first three quarters of 2012, the merchandise trade deficit was an average of $11.1 billion (annualized level).

(2)	The service account deficit worsened from $12.3 billion in 2007 to $23.0 billion in 2011. The services deficit averaged $24.1 billion (annualized level) in the first three quarters of 2012.

(3)	The deficit on primary income widened from $18.8 billion in 2007 to $26.7 billion in 2011. The primary income deficit averaged $32.3 billion in the first three quarters of 2012 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus prior to 2002. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in the period between 2003 and 2006. The continued appreciation of the Canadian dollar and the slowdown in the United States’ economy helped reduce the merchandise trade surplus in 2007 and 2008. In 2009, as a result of the continued decline in international demand due to a weak U.S. dollar and a faltering global economy, the merchandise trade balance fell into deficit. This deficit widened in 2010, reaching a level of $10.8 billion. In 2011, the merchandise trade balance returned to a small surplus of $900 million. With continuing uncertainty surrounding global economic developments, the merchandise trade balance is in deficit through the first three quarters of 2012; though at an annualized level of $11.1 billion.

Canada registered net outflows (net lending) in the financial account of $15.8 billion in 2007. In 2008, Canada registered a net inflow of $2.8 billion, and this inflow increased to $47.4 billion in 2009 and $56.8 billion in 2010. In 2011, the net inflow stood at $57.0 billion and at $69.5 billion for the first three quarters of 2012 (annualized level).

Non-resident net purchases of Canadian securities6 amounted to negative $30.5 billion in 2007 but have been positive since then. In 2008, these purchases were $31.9 billion and then more than triple in 2009 to $111.8 billion. In 2010, the non-resident purchases of Canadian securities stood at $113.5 billion and declined to $97.3 billion in 2011. In 2012, portfolio investment from abroad moderated somewhat to $83.6 billion (annualized level) over the first three quarters.

From 1981 to the early 1990s, foreign direct investment in Canada averaged about $5 billion annually. In the mid-1990s, foreign direct investment in Canada began to rise sharply, peaking at $99.2 billion in 2000, mostly due to foreign purchases in the technology sector. Foreign direct investment was $125.5 billion in 2007, $65.7 billion in 2008, $25.9 billion in 2009 and $30.0 billion in 2010. In 2011, this level increased to $41.0 billion. Over the first three quarters of 2012, foreign direct investment at annualized levels was $47.2 billion.

[6]	Canadian securities include Canadian bonds, money market instruments, equity and investment fund shares.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The dollar closed 2011 at 98.33 U.S. cents. From the beginning of 2012 through to December 14, trading in the Canadian dollar ranged between 95.76 and 103.71 U.S. cents. The Canadian dollar noon spot rate price on December 14, 2012 was 101.42 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

	2012 through December 14	For the years ended December 31,
		2011	2010	2009	2008	2007	2006	2005	2004	2003	2002
	(in U.S. cents)
High	103.71	106.30	100.69	97.55	102.98	110.30	91.34	87.51	85.14	77.89	66.54
Low	95.76	93.83	92.18	76.53	76.88	84.19	84.79	78.53	71.41	63.38	61.79

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

	At November 30, 2012	At December 31,
		2011	2010	2009	2008	2007	2006	2005	2004	2003	2002
	(in millions of U.S. dollars)
Total	68,222	65,819	57,151	54,357	43,872	41,081	35,063	33,018	34,466	36,268	37,169

Source: Department of Finance.

Canada’s official reserves at November 30, 2012 consisted of United States dollars in the amount of U.S.$35,746 million, U.S.$188 million in gold (valued at U.S.$1,726 per fine ounce), U.S.$4,283 million in the form of the reserve position in the International Monetary Fund (“IMF”), U.S.$8,722 million in Special Drawing Rights (“SDRs”) and U.S.$19,283 million in other convertible currencies.

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$2,084 million of Canada Bills outstanding on November 30, 2012. The “Canada Notes” program was launched in June 2010. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of November 30, 2012, there were no outstanding Canada Notes. A Euro Medium-Term Notes (EMTN) program was launched in October 2011. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of November 30, 2012, there were no outstanding EMTNs. As of November 30, 2012, U.S.$6,053 million and Euro 2,000 million in foreign currency denominated bonds remained outstanding comprised of three global bond issues, and three Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by Orders in Council. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed in the Financial Administration Act or that are Crown corporations as defined by the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are not dependent on the Government for financing their activities. These corporations are reported under the modified equity basis of accounting.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on a full accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s fiscal anchor is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. The accumulated deficit is equal to total liabilities less total assets — both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, and loans, investments and advances. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. It is the accumulation of the annual surpluses and deficits in the past that represents the federal debt and is the main measure of debt. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less its financial assets.

Fiscal Policy

The budgetary deficit/surplus — the budgetary balance — is the most comprehensive measure of the Government’s fiscal results. It is presented on a full accrual basis of accounting, recording government assets and liabilities when they are earned or incurred, regardless of when the cash is received or paid. In addition, the budgetary balance includes only those activities over which the Government has control for financial reporting purposes.

Between fiscal 1997-98 and fiscal 2007-08, the Government recorded annual budgetary surpluses ranging between $1.5 billion (fiscal 2004-05) and $19.9 billion (fiscal 2000-01). The onset of the global recession in 2008 resulted in a budgetary deficit $5.8 billion in fiscal 2008-09, followed by budgetary deficits of $55.6 billion in fiscal 2009-10, $33.4 billion in fiscal 2010-11 and $26.2 billion in fiscal 2011-12. The budgetary deficit in 2011-12 was down by more than half from the $55.6-billion budgetary deficit posted in fiscal 2009-10. Federal debt — the accumulation of annual deficits and surpluses since Confederation was 33.8% of GDP in fiscal 2011-12, down slightly from a year earlier and remaining well below its peak of 68.4% in fiscal 1995-96. Program expenses increase by $0.8 billion, or 0.3%, over the prior year. As a percentage of GDP, program expenses decreased to 14.0% in fiscal 2011-12, down 0.8 percentage points over fiscal 2010-11. As a percentage of revenues, public debt charges were 12.7% in fiscal 2011-12, down from a peak of 37.6% in fiscal 1990-91.

Financial requirements/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance and for accruals of past or future cash receipts or payments are also reflected in non-budgetary transactions.

In contrast to the large financial requirements observed from the mid-1970s through to the mid-1990s, financial surpluses were recorded in ten of the eleven years between fiscal year 1997-98 to fiscal year 2007-08. There was a financial requirement of $32.4 billion in 2011–12, compared to a financial requirement of $46.2 billion in 2010-11. The Government financed this requirement in 2011-12 and increased its cash balances by $2.8 billion by increasing unmatured debt by $35.2 billion. Unmatured debt as a percentage of GDP stood at 36.4% in fiscal 2011-12, down 21.3 percentage points from the peak of 57.7% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 49% and corporate income taxes accounted for about 13% of Government revenue in fiscal 2011-12.

There are currently four federal income tax brackets for individuals: 15%, 22%, 26% and 29%. For 2012, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $42,707, 22% on taxable income over $42,707 and up to $85,414, 26% on taxable income over $85,414 and up to $132,406 and 29% on taxable income above $132,406.

The general federal corporate income tax rate in 2012 is 15%. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income in a taxation year of a Canadian-controlled private corporation to 11%.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Services Tax (GST) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5% in 2012. Food for home consumption, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain fuel, tobacco and alcohol products. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, and transfer payments to other levels of government, organizations and individuals. Under full accrual accounting, the cost of using capital assets is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, the annual surplus/deficit and the accumulated deficit for the years shown.

DETAILED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

	For the years ended March 31,
	2012	2011	2010	2009	2008
		(in millions of dollars)
REVENUES
TAX REVENUES
Income tax revenues
Personal	119,269	113,457	103,947	116,024	113,063
Corporate	31,702	29,969	30,361	29,476	40,628
Non-resident	5,300	5,137	5,293	6,298	5,693
	156,271	148,563	139,601	151,798	159,384
Other taxes and duties
Goods and services tax	28,370	28,379	26,947	25,740	29,920
Energy taxes	5,328	5,342	5,178	5,161	5,139
Customs import duties	3,862	3,520	3,490	4,036	3,903
Other excise taxes & duties	5,546	5,662	4,958	4,869	5,245
	43,106	42,903	40,573	39,806	44,207

Total tax revenues	199,377	191,466	180,174	191,604	203,591

EMPLOYMENT INSURANCE PREMIUMS	18,556	17,501	16,761	16,887	16,558
OTHER REVENUES
Crown corporations	12,024	12,937	7,622	7,760	6,504
Other programs	13,577	13,378	12,396	15,105	13,895
Net foreign exchange	1,669	1,809	1,647	1,736	1,872

Total other revenues	27,270	28,124	21,665	24,601	22,271

TOTAL REVENUES	245,203	237,091	218,600	233,092	242,420

EXPENSES
Transfer Payments
Old age security benefits, GIS(1) and spouse’s allowance	38,045	35,629	34,653	33,377	31,955
Major transfer payments to other levels of government Canada health transfer	27,174	26,031	24,820	22,759	21,474
Canada social transfer	11,514	11,179	10,858	10,568	9,872
Fiscal arrangements	19,188	17,577	16,789	15,807	15,178
Quebec Abatement	– 3,929	– 3,751	– 3,299	– 3,643	– 3,328
Other major transfers	2,847	1,751	7,772	985	2,923

	56,794	52,787	56,940	46,476	46,119

Employment insurance benefits	17,647	19,850	21,586	16,308	14,298
Children’s benefits	12,726	12,656	12,340	11,901	11,894
Other transfer payments	34,513	39,967	42,970	32,438	29,220

Total transfer payments	159,725	160,889	168,489	140,500	133,486

Other program expenses
Crown corporations	8,198	7,584	7,400	5,859	5,185
Ministries	72,474	71,119	68,895	61,498	60,827

Total other program expenses	80,672	78,703	76,295	67,357	66,012

Total program expenses	240,397	239,592	244,784	207,857	199,498
PUBLIC DEBT CHARGES	31,026	30,871	29,414	30,990	33,325

TOTAL EXPENSES	271,423	270,463	274,198	238,847	232,823

ANNUAL SURPLUS (–) OR DEFICIT	26,220	33,372	55,598	5,755	– 9,597
ACCUMULATED DEFICIT AT BEGINNING OF YEAR	550,327	519,097	463,710	457,637	467,268
TRANSITION ADJUSTMENT	3,337
OTHER COMPREHENSIVE INCOME (–) OR LOSS	2,292	– 2,142	– 211	318	– 34

ACCUMULATED DEFICIT AT END OF YEAR	582,176	550,327	519,097	463,710	457,637

Source: Public Accounts of Canada 2012.

Note: Certain comparative figures have been reclassified to conform to the current year’s presentation.

(1)	Guaranteed income supplement

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government did not result in a net requirement of funds in fiscal 2011-12.

Pension and Other Future Benefits

Public Sector Pensions.  The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans are transferred to the Public Sector Pension Investment Board. Its goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2012, the net liability in respect of these accounts totalled $148.9 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2012, which amounted to $230.8 billion, less pension plan assets of $62.5 billion and unamortized pension adjustments of negative $19.4 billion. In fiscal 2011-12 the net liability to the public sector pensions increased by $2.8 billion.

Other Employee and Veteran Future Benefits.  The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Other Liabilities.  The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $6.9 billion at March 31, 2012.

Canada Pension Plan Liability.  The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent CPP Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $166.0 billion at

March 31, 2012 ($151.6 billion at March 31, 2011). Of these assets, $112.3 billion was transferred to the Canada Pension Plan Investment Board and $0.1 billion was a direct liability of the Government. The balance of $53.5 billion represents net income from operations receivables and unrealized gains.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased by $1.4 billion to $68.0 billion in fiscal 2011-12 from $66.6 billion in fiscal 2010-11.

Other Transactions

This category includes tax receivables, other receivables, the provincial and territorial tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They resulted in a requirement of $2.0 billion in fiscal 2011-12, down from a requirement of $11.3 billion in fiscal 2010-11.

Foreign Exchange Transactions

Foreign exchange transactions represent all transactions in international reserves held in the Exchange Fund Account (“EFA”). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

DETAILED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND

FOREIGN EXCHANGE TRANSACTIONS

	For the years ended March 31
	2012	2011	2010	2009	2008
			(in millions)
LOANS, INVESTMENTS AND ADVANCES
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	2,974	2,693	–10,399	–57,470	258
Business Development Bank of Canada	662	–978	–4,961	–6,284	–1,000
Farm Credit Canada	–1,768	–1,627	–4,481	–7,610	–3,840
Other	29	10	7	–5	–35
	1,897	98	–19,834	–71,369	–4,617
Investments
Share of annual profit	–5,350	–6,992	–2,306	–4,773	–4,256
Other comprehensive income (–) or loss	2,292	–2,142	–211	318	–34
Dividends	2,028	2,818	1,391	2,095	2,436
Capital	656		–4,617	–600	—
Transition adjustment	3,337
	2,963	–6,316	–5,743	–2,960	–1,854

Total	4,860	–6,218	–25,577	–74,329	–6,471
Less:
Amount expected to be repaid from future appropriations	–119	– 64	–103	–473	32
Unamortized discounts and premiums	–32	–4	—	26	–19

Total	5,011	–6,150	–25,474	–73,882	–6,484

Other loans, investments and advances
Portfolio investments	12	—	2	6	—
National governments, including developing countries	40	69	235	–182	143
International organizations	–704	–826	–454	–905	–321
Provincial and territorial governments	–849	257	590	217	899
Other loans, investments and advances	680	456	–4,926	–1,005	–410

Total	–821	–44	–4,553	–1,869	311
Less: allowance for valuation	–1,439	–326	–2,440	–1,527	–398

Total	618	282	–2,113	–342	709

Total loans, investments & advances	5,629	–5,868	–27,587	–74,224	–5,775

PENSIONS AND OTHER FUTURE BENEFITS
Public sector pensions	2,776	3,292	2,934	2,538	2,645
Other employee and veteran future benefits	2,309	3,979	3,916	2,410	2,778

Total pension and other future benefits	5,085	7,271	6,850	4,948	5,423

OTHER LIABILITIES
Due to Canada Pension Plan	115	–152	85	–16	52
Other liabilities	503	–120	579	44	632

Total other liabilities	618	–272	664	28	684

NON-FINANCIAL ASSETS
Tangible capital assets	–1,379	–2,614	–1,728	–2,152	–2,139
Inventories	–166	–638	156	–100	–260
Prepaid expenses	167	46	–300	–608	392

Total non-financial assets	–1,378	–3,206	–1,872	–2,860	–2,007

OTHER TRANSACTIONS
Tax receivables	–7,380	–9,563	2,848	–6,009	590
Other accounts receivable	–555	–266	–441	–3	151
Provincial, territorial and Aboriginal tax agreements account	2,688	241	1,438	–168	–1,311
Tax payables	2,304	397	–2,594	1,835	7,622
Other liabilities	951	–2,103	7,682	1,869	–2,359

Total other transactions	–1,992	–11,294	8,933	–2,476	4,693

FOREIGN EXCHANGE ACCOUNTS
International reserves held in the Exchange Fund Account	–8,100	–340	–2,507	–8,290	1,769
International Monetary Fund — Subscriptions	–50	31	2,188	–1,259	354
International Monetary Fund — Loans	–186	–802	–337	—	—
	–8,336	–1,111	–656	–9,549	2,123
Less: International Monetary Fund —
Notes payable	202	416	2,351	14	201
Special drawing rights allocations	–48	30	–7,766	–154	43
	154	446	–5,415	–140	244

Total foreign exchange accounts	–8,490	–1,557	4,759	–9,409	1,879

Source: Public Accounts of Canada 2012.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, Canada Notes and global foreign currency marketable bonds, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

	At Sept. 30, 2012	At March 31,
		2012	2011	2010	2009	2008
	(in millions)
CANADIAN CURRENCY
Marketable bonds	$453,878	$447,769	$416,411	$368,013	$295,322	$253,802
Treasury bills	183,200	163,400	163,000	175,900	192,500	117,000
Canada Savings Bonds	5,279	5,388	5,958	6,862	7,332	7,442
Canada Premium Bonds	3,455	3,534	4,183	4,993	5,199	5,626
Obligations issued to Canada Pension Plan Investment Fund	—	11	27	452	523	1,042

Total Canadian currency	645,812	620,102	589,579	556,220	500,876	384,912

FOREIGN CURRENCY (1)
Canada Bills	2,178	2,071	1,972	2,453	8,708	1,484
Canada Notes	—	—	—	—	—	515
Euro Medium-Term Note Program	—	—	—	—	1,676	1,621
Other marketable bonds (2)	8,478	8,698	5,709	5,845	266	6,097

Total foreign currency	10,656	10,769	7,681	8,298	10,650	9,717

TOTAL UNMATURED MARKET DEBT	$656,468	$630,871	$597,260	$564,518	$511,526	$394,629

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 30, 2012	At March 31,
		2012	2011	2010	2009	2008
United States Dollar	0.9832	0.9975	0.9696	1.0158	1.2613	1.0265
Euro	1.2634	1.3304	1.3743	1.3720	1.6755	1.6205
Japanese Yen	—	—	—	—	—	0.0103

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30, 2012	At March 31,
		2012	2011	2010	2009	2008
	(in millions)
United States Dollars	6,053	6,053	3,053	3,053	210	2,711
Euro	2,000	2,000	2,000	2,000	—	2,045

Total Canadian currency unmatured market debt was $645,812 million on September 30, 2012, an increase of $25,710 million from March 31, 2012. The increase stemmed from an increase in marketable bonds ($6,109 million) and an increase in Treasury Bills ($19,800 million). Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2012 to September 30, 2012, the

Government issued an aggregate of $47,500 million of marketable bonds in Canadian currency and redeemed $41,725 million (including $18,419 million in repurchased and cancelled bonds), for a net increase of $5,775 million. This was further increased by $334 million for the inflation compensation on Real Return Bonds, resulting in a net increase of $6,109 million in marketable bonds. Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2012 to September 30, 2012, the amount of treasury bills outstanding increased by $19,800 million. Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2012 to September 30, 2012, the amount of unmatured Canada Savings Bonds outstanding decreased by $109 million. Canada Premium Bonds offer a higher interest rate compared to Canada Savings Bonds and are redeemable throughout the year with interest earned up to the last anniversary date of purchase. In the period April 1, 2012 to September 30, 2012, the amount of unmatured Canada Premium Bonds outstanding decreased by $79 million.

Total foreign currency unmatured market debt was $10,656 million on September 30, 2012, a decrease of $113 million from March 31, 2012. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of three global bond issues and three Petro Canada bond issues, and are denominated in U.S. dollars and other foreign currencies. The Petro Canada bond issues were assumed by the Government of Canada on February 5, 2011 on the dissolution of Petro Canada Limited.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2012, $30,546 million of Canadian dollars have been swapped for U.S.$28,398 million, $15,739 million of Canadian dollars have been swapped for Euro 10,745 million and $342 million Canadian dollars have been swapped for ¥28 billion.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST

	At March 31,
	2012	2011	2010	2009	2008
Marketable bonds (1)	3.30%	3.55%	3.85%	4.53%	5.08%
Treasury bills	0.99	1.12	0.40	1.34	3.60
Retail Debt	0.81	1.10	1.32	2.32	3.50
Bonds for Canada Pension Plan	9.37	9.69	11.19	11.03	10.62
Canada Bills	0.07	0.15	0.13	0.64	2.59
Foreign currency notes	—	—	—	4.50	3.87
Total Market Debt	2.65	2.83	2.71	3.21	4.61

Source: Public Accounts of Canada 2012.

(1)	Excludes Canada Notes and Euro Medium-Term Notes, but includes other foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2012.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and Interest(1)
For years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt (3) (4)
2012	—	—
2013	63,828	184
2014	107,280	3,134
2015	61,990	114
2016	42,088	114
2017-2021	126,973	5,843
2022-2026	51,710	—
2027-2031	39,565	—
2032-2036	30,294	—
2037-2041	42,326	—
2042-2046	17,309	—

Source: Bank of Canada.

(1)	Excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 0.9832, EUR 1.00 = CAD 1.2634; the closing rates on September 30, 2012.
(4)	Excludes principal and interest payments on U.S.$52,824,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $244,555 million as at March 31, 2012. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2012.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

	Consolidated	Other Entities	Enterprise	Total
Assets
Total assets	$9,162	$2,303	$469,540	$481,005

Liabilities
Liabilities to other than Government
Borrowings	441	—	244,555	244,996
Other	6,909	59	84,995	91,963

	7,350	59	329,550	336,959

Net assets	$1,812	$2,244	$139,990	$144,046

Financial interest of the Government
Obligations to the Government	$269	$33	$105,727	$106,029
Net equity of the Government	1,543	2,211	34,263	38,017

Total financial interest	$1,812	$2,244	$139,990	$144,046

Contingent liabilities	$707	—	$2,832	$3,539

Source: Public Accounts of Canada 2012.

Note: Amounts may not add due to rounding.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government with respect to guarantees by the Government as at March 31, 2012 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees by the Government
Borrowings by enterprise Crown corporations and other government business enterprises	$244,187
Other loan guarantees	3,832
Insurance programs managed by the Government	1,919
Other explicit guarantees	496

Total gross guarantees	250,434
Less: allowance for guarantees	–506

Net exposure under guarantees	$249,928

Source: Public Accounts of Canada 2012.

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2012.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

	Insurance in force	Net claims (1)	5-year average of net claims	Closing balance of fund
	(in millions)
Canada Deposit Insurance Corporation	$621,882	$—	$—	$1,292

Canada Mortgage and Housing Corporation
Mortgage Insurance Fund	569,600	617	483	10,676
Mortgage-Backed Securities Guarantee Fund	372,776	*	*	1,029

Export Development Canada
Export insurance contracts entered into on its own behalf	25,611	19	90	—

Source: Public Accounts of Canada 2012.

*	Not applicable.
(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, securities issued or guaranteed by the Government of the United States of America or Japan or the government of a country in the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $25 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. It is the current practice in Canada to revise the Bank Act after intervals of approximately five years with the most recent revisions being implemented in March 2012. The Office of the Superintendent of Financial Institutions (OSFI) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full-service branches and lending branches. As at December 3, 2012, the banking system consisted of 24 domestic banks, 25 foreign bank subsidiaries, 23 full-service foreign bank branches and 4 foreign bank lending branches. Foreign branches are mainly permitted to raise wholesale deposits (not insured by the Canada Deposit Insurance Corporation (CDIC)), and a limited amount of CDIC-insured deposits subject to a strict cap. Moreover, foreign branches are not subject to OSFI’s minimum capital adequacy ratios; however, they are required to maintain, instead, a minimum capital equivalent deposit amount with a domestic financial institution.

Financial Sector Restructuring

The Government of Canada is responsible for ensuring the financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness of the sector. The mandatory five-year review of the financial institutions statutes, which comprises the Bank Act, the Insurance Companies Act, the Trust and Loan Companies Act and the Cooperative Credit Associations Act, ensures Canada remains a global leader in financial services. The most recent review culminated with the implementation of the Financial System Review Act (Bill S-5) which included measures focused on promoting financial stability, fine-tuning the consumer protection framework, and improving efficiency by reducing the administrative burden on financial institutions.

In Budget 2012, Canada reaffirmed its commitment to work with willing provinces and territories on a cooperative basis to establish a common securities regulator in which a single regulatory body would administer a common set of rules. This would strengthen enforcement, enhance accountability, reduce compliance costs for issuers, and better support financial stability. Budget 2012 also included measures aimed at supporting central clearing of over-the-counter derivatives, reinforcing Canada’s financial stability framework, enhancing the governance and oversight framework for Canada Mortgage and Housing Corporation, clarifying the prohibition against banks offering life annuities or products of a similar nature, and improving access to capital for Canadian financial institutions by allowing public sector investment pools that satisfy certain criteria to directly invest in a Canadian financial institution. These measures were included in the Jobs, Growth and Long-term Prosperity Act (Bill C-38) which received Royal Assent on June 29, 2012 and in the Jobs and Growth Act, 2012 (Bill C-45) which was introduced on October 18, 2012.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2011, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Between January 2008 and April 2009, the ongoing turmoil in financial markets and the resulting deterioration in real economic activity both domestically and abroad led the Bank of Canada to lower its overnight rate target by a total of 400 basis points to the effective lower bound of 0.25 percent. The Bank of Canada committed, conditional on the inflation outlook, to maintain this rate until the end of the second quarter of 2010. In addition, the Bank undertook a series of operations to reinforce its overnight target rate and to support market liquidity. The Bank’s initiatives came in the context of unprecedented coordinated actions across major central banks to support market liquidity and stabilize global financial markets.

The Bank left the overnight rate target unchanged at the effective lower bound of 0.25 percent for the remainder of 2009 as well as the beginning of 2010. Strong growth during the second half of 2009 and the first quarter of 2010 indicated that the Canadian recovery was on track and on June 1, 2010 the Bank of Canada announced an increase of 25 basis points in the overnight rate, raising the target to 0.5 percent. With employment and output levels approaching pre-recession peaks, the Bank announced further 25 basis point increases on the July 20, 2010 and September 8, 2010 fixed announcement dates, effectively setting the overnight rate target at 1 percent. Since this announcement, the overnight rate target has remained at 1 percent.

Following the latest release of the Monetary Policy Report on October 24, 2012, the Bank forecasts the Canadian economy to grow by 2.2% in 2012 and 2.3% in 2013. The latest Monetary Policy Report notes that “over time, some modest withdrawal of monetary policy stimulus will likely be required, consistent with achieving the 2 per cent inflation target”. The central bank goes on to note that the timing and degree of such withdrawal will be weighed against global and domestic developments.

Selected Interest Rates

Source:	Bank of Canada

Membership in International Economic Organizations

As of December 31, 2011, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On December 31, 2011, one SDR equalled $1.56.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 8,517.4 million. As of December 31, 2011, SDR 794.9 million had been drawn from Canada’s NAB, and there were no loans outstanding to the IMF under the GAB. Additionally on July 6th, 2009, Canada entered into a two year, US$10 billion, temporary borrowing agreement with the IMF to bolster its lending resources. This credit line was extended until January 31, 2013, but total exposure under this borrowing agreement and the NAB is limited to the total NAB commitment. As of December 31, 2011, there were no loans outstanding under the bilateral borrowing agreement.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2011
	Subscription
	Total	Paid-in(1)
	(in millions of U.S. dollars)
International Bank for Reconstruction and Development	$5,403.8	$334.9
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	8,524.7	426.3
Inter-American Development Bank	8,079.8	173.7
Caribbean Development Bank	156.8	34.4
African Development Bank	3,649.7	154.6
European Bank for Reconstruction and Development(2)	1,345.7	281.0

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.
(2)	Subscriptions for the European Bank for Reconstruction and Development have been converted from Euro to U.S. dollars using the Bank of Canada’s nominal noon exchange rate on December 30, 2011.

CLAIMS AND PENDING AND THREATENED LITIGATION

There are thousands of claims and pending and threatened litigation cases outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not determinable. As at March 31, 2012, the Government had recorded an allowance for claims and litigation where it is likely that there will be a future payment and a reasonable estimate of the loss can be made. Claims and litigation for which the outcome is not determinable and for which an amount has not been accrued, were estimated at approximately $4,769 million ($4,211 million in 2011) which is based on the Government’s best estimate. Certain large and significant claims are described below:

Comprehensive Land Claims

Comprehensive land claims arise in areas of the country where Aboriginal rights and title have not been resolved by treaty or by other legal means. As of March 31, 2012, there were 81 (80 in 2011) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability of $3,558 million ($3,772 million in 2011) was estimated for claims that had progressed to a point where quantification was possible.

Specific Claims

Specific claims deal with the past grievances of First Nations related to Canada’s obligations under historic treaties or the way it managed First Nations’ funds or other assets. The Government of Canada will pursue a settlement agreement with the First Nation when a claim demonstrates an outstanding lawful obligation. As of March 31, 2012, there were 439 (487 in 2011) specific claims under negotiation, accepted for negotiation or under review. A liability of $4,483 million ($4,781 million in 2011) was estimated for claims that had progressed to a point where quantification was possible.

Assessed Taxes Under Objection or Appeal

As at March 31, 2012, $19,944 million ($17,117 million in 2011) of previously assessed federal and provincial taxes was under objection at Canada Revenue Agency and $4,840 million ($3,299 million in 2011) was under appeal at either the Tax Court of Canada, the Federal Court of Canada or the Supreme Court of Canada.

Other

In September 1999, the Public Service Superannuation Act, the Canadian Forces Superannuation Act and the Royal Canadian Mounted Police Superannuation Act were amended to enable the Government to deal with excess amounts in the superannuation accounts and pension funds governed by these Acts. The legal validity of these provisions was challenged in the Courts. On November 20, 2007, the Ontario Superior Court of Justice rendered its decision and dismissed all the claims of the plaintiffs. The Ontario Court of Appeal dismissed the plaintiffs’ appeal on October 8, 2010. The plaintiffs then sought leave to appeal this decision to the Supreme Court of Canada. The Supreme Court of Canada granted leave to appeal. The appeal was heard on February 9, 2012 and the Court reserved. As at March 31, 2012, the outcome was not determinable. (*)

(*) Subsequent Event

On December 19, 2012, the Supreme Court of Canada dismissed the plaintiffs’ appeal.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity date	Coupon %	Issue date(s)	Series	Outstanding at September 30, 2012
2012 — Dec. 1	1.50	2010: Aug. 13, Sep. 7, Sep.17, Oct. 15, Oct. 29, Nov. 15, Nov. 26	ZK33	$8,950,709,000
2013 — Mar. 1	1.75	2009: Dec. 14; 2010: Feb. 12, Mar. 26, Dec. 17; 2011: Jan. 28, Feb. 18, Mar. 11	ZD99	11,934,666,000
2013 — Jun. 1	3.50	2008: Feb. 25, Mar. 10, May 12, Aug. 5, Oct. 28, Nov. 17	YN80	8,218,985,000
2013 — Jun. 1	5.25	2002: Nov. 4, Dec. 16; 2003: Feb. 10, Mar. 24, May 12, Jun. 25, Aug. 11, Sep. 30	XM17	8,146,474,000
2013 — Aug. 1	2.00	2011: Apr. 8, May 13, Jun. 6, Jun. 17	ZP20	7,720,736,000
2013 — Sep. 1	2.50	2010: May 17, Jun. 21, Aug. 9	ZG21	7,631,813,000
2013 — Nov. 1	1.50	2011: Jul. 15, Aug. 19, Sep. 16, Sep. 30	ZT42	11,475,000,000
2014 — Feb. 1	1.00	2011: Oct. 21, Nov. 14, Dec. 9, Dec. 23	ZW70	11,113,857,000
2014 — Mar. 1	2.00	2010: Dec. 13; 2011: Feb. 14, Mar. 25	ZN71	9,600,000,000
2014 — Mar. 15	10.25	1989: Mar. 15, Mar. 30; 1990: Mar. 15, Jul. 1, Aug. 1; 1991: Feb. 21	A23	709,898,000
2014 — May 1	0.75	2012: Jan. 13, Feb. 10, Mar. 2, Mar. 16	ZY37	10,866,636,000
2014 — Jun. 1	3.00	2008: Oct. 21; 2009: Jan. 19, Feb. 12, Mar. 16	YS77	13,149,524,000
2014 — Jun. 1	5.00	2003: Oct. 20, Dec. 15; 2004: Feb. 9, Mar. 22, May 3, Jun. 22, Aug. 16, Sep. 28	XS86	9,669,509,000
2014 — Aug. 1	2.25	2011: May 2, May 30, Aug. 15; 2012: Apr. 13, May 18	ZR85	15,600,000,000
2014 — Nov. 1	1.00	2012: Jun. 22, Aug. 3, Sep. 28	A537	9,900,000,000
2014 — Dec. 1	2.00	2009: Apr. 20, May 25, Jul. 20, Aug. 27, Sep. 29	YU24	15,000,000,000
2015 — Feb. 1	1.00	2011: Nov. 7, Dec. 19; 2012: Jan. 30	ZX53	9,000,000,000
2015 — Jun. 1	2.50	2009: Nov. 23; 2010: Jan. 18, Mar. 8	ZC17	9,000,000,000
2015 — Jun. 1	4.50	2004: Oct. 18, Dec. 20; 2005: Feb. 7, Mar. 14, May 9, Jun. 21, Aug. 15, Sep. 26	XX71	10,143,325,000
2015 — Jun. 1	11.25	1990: May 1, May 31, Oct. 1, Nov. 15	A34	456,505,000
2015 — Aug. 1	1.50	2012: Apr. 30, Jun. 18, Aug. 31	A388	8,700,000,000
2015 — Dec. 1	3.00	2010: Apr.19, Jun. 14, Aug. 23, Sep. 27, Oct. 26	ZF48	11,341,729,000
2016 — Jun. 1	2.00	2010: Nov. 8; 2011: Jan. 17, Mar. 7	ZL16	9,900,000,000
2016 — Jun. 1	4.00	2005: Nov. 7, Dec. 12; 2006: Feb. 6, Mar. 13, Apr. 24, Jun. 12, Aug. 8, Sep. 19	YB43	10,157,400,000
2016 — Sep. 1	2.75	2011: Apr. 26, May 24, Jul. 11	ZQ03	10,500,000,000
2017 — Mar. 1	1.50	2011: Oct. 17, Nov. 28; 2012: Feb. 21	ZV97	10,500,000,000
2017 — Jun. 1	4.00	2006: Oct. 16, Nov. 27; 2007: Jan. 29, Mar. 19, Apr. 23, Aug. 7, Sep. 17	YF56	10,342,526,000
2017 — Sep. 1	1.50	2012: May 14, Jul.16, Aug. 20	A461	10,200,000,000
2018 — Jun. 1	4.25	2007: Oct. 29; 2008: Feb. 11, Mar. 25, Apr. 21, Jun. 23, Jul. 14	YL25	10,622,764,000
2019 — Jun. 1	3.75	2008: Oct. 6, Nov. 10; 2009: Feb. 9, Mar. 2, Mar. 10, Apr. 14, Jun. 15, Aug. 18	YR94	17,650,000,000
2020 — Jun. 1	3.50	2009: Sep. 8, Oct.14, Nov.10; 2010: Feb.8, May 3	YZ11	13,100,000,000
2021 — Mar. 15	10.50	1990: Dec. 15; 1991: Jan. 9, Feb. 1	A39	567,361,000
2021 — Jun. 1	3.25	2010: Jul. 19, Oct. 12; 2011: Feb. 7, May 9	ZJ69	11,500,000,000
2021 — Jun. 1	9.75	1991: May 9, Jun. 1, Jul. 1, Aug. 1, Sep. 1, Oct. 17	A43	286,188,000
2021 — Dec. 1	4.25	1991: Dec. 10; 1992: Oct. 14; 1993: May 1, Dec. 1; 1994: Feb. 22, Jun. 21, Sep. 15, Dec. 15; 1995: Feb. 2, May 8, Aug. 4	L25	7,568,644,500	(2)
2022 — Jun. 1	2.75	2011: Aug. 2, Oct. 11; 2012: Feb. 6, May 7, Jun. 11	ZU15	12,700,000,000
2022 — Jun. 1	9.25	1991: Dec. 15; 1992: Jan. 3, May 15	A49	206,022,000
2023 — Jun. 1	1.50	2012: Jun. 30	A610	2,600,000,000
2023 — Jun. 1	8.00	1992: Aug. 17; 1993: Feb. 1, Apr. 1, Jul. 26, Oct. 15; 1994: Feb. 1, May 2	A55	2,358,552,000

Unmatured Market Debt (Continued)

Maturity date	Coupon %	Issue date(s)	Series	Outstanding at September 30, 2012
2025 — Jun. 1	9.00	1994: Aug. 2, Nov. 1; 1995: Feb. 1, May 1, Aug. 1, Nov. 1; 1996: Feb. 1	A76	2,644,756,000
2026 — Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	7,263,165,000	(2)
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	4,554,822,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	12,074,469,000
2031 — Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	7,711,738,000	(2)
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	13,002,905,000
2036 — Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	6,901,479,000	(2)
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12	XW98	13,999,089,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	15,800,000,000
2041 — Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	7,155,678,500	(2)
2044 — Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6, Dec. 5; 2012: Feb. 27, Jun. 4, Sep. 17	ZH04	5,780,885,000	(2)
2045 — Dec. 1	3.50	2011: Jun. 13, Aug. 29, Nov. 21; 2012: Mar. 26, May 28, Jul. 24, Sep. 24	ZS68	7,900,000,000

TOTAL UNMATURED MARKETABLE BONDS PAYABLE IN CANADIAN DOLLARS				$453,877,810,000

Unmatured Market Debt (Continued)

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates	Outstanding at September 30, 2012
Various maturity dates from Oct. 1, 2012 to Sept. 26, 2013	0.855 to 1.263	Various issue dates from Oct. 27, 2011 to Sept. 27, 2012	$183,200,000,000

CANADA SAVINGS BOND(3)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2012
2013 — Nov. 1(4)	0.40 – 7.50	1991 - Nov. 1	S46	$127,359,538
2014 — Nov. 1(4)	0.40 – 7.50	1992 - Nov. 1	S47	202,448,957
2015 — Nov. 1(4)	0.40 – 7.50	1993 - Nov. 1	S48	161,897,125
2016 — Nov. 1(4)	0.40 – 7.50	1994 - Nov. 1	S49	235,809,307
2017 — Nov. 1(4)	0.40 – 6.75	1995 - Nov. 1	S50	187,655,518
2018 — Nov. 1(4)	0.40 – 8.75	1996 - Nov. 1	S51	307,708,342
2017 — Nov. 1(4)	0.40 – 6.50	1997 - Nov. 1	S52	335,074,574
2018 — Nov. 1(4)	0.40 – 4.85	1998 - Nov. 1	S54	150,218,262
2018 — Dec. 1(4)	0.40 – 4.85	1998 - Dec. 1	S55	11,418,524
2019 — Jan. 1(4)	0.40 – 4.85	1999 - Jan. 1	S56	2,290,283
2019 — Feb. 1(4)	0.40 – 4.60	1999 - Feb. 1	S57	1,276,359
2019 — Mar. 1(4)	0.40 – 4.75	1999 - Mar. 1	S58	3,144,339
2019 — Apr. 1(4)	0.40 – 4.75	1999 - Apr. 1	S59	1,746,209
2019 — Nov. 1(4)	0.40 – 4.85	1999 - Nov. 1	S60	79,312,683
2019 — Dec. 1(4)	0.40 – 4.85	1999 - Dec. 1	S61	8,366,558
2020 — Jan. 1(4)	0.40 – 4.85	2000 - Jan. 1	S62	2,735,441
2020 — Feb. 1(4)	0.40 – 4.60	2000 - Feb. 1	S63	1,700,701
2020 — Mar. 1(4)	0.40 – 4.75	2000 - Mar. 1	S64	3,210,203
2020 — Apr. 1(4)	0.40 – 4.75	2000 - Apr. 1	S65	3,367,755
2012 — Nov. 1	0.40 – 3.25	2002 - Nov. 1	S78	161,624,597
2012 — Dec. 1	0.40 – 3.25	2002 - Dec. 1	S79	13,117,318
2013 — Jan. 1	0.40 – 3.10	2003 -Jan. 1	S80	3,782,157
2013 — Feb. 1	0.40 – 2.85	2003 - Feb. 1	S81	2,767,079
2013 — Mar. 1	0.40 – 3.10	2003 - Mar. 1	S82	5,657,835
2013 — Apr. 1	0.40 – 3.10	2003 - Apr. 1	S83	5,999,795
2013 — Nov. 1	0.40 – 3.25	2003 - Nov. 1	S84	119,341,930
2013 — Dec. 1	0.40 – 3.25	2003 - Dec. 1	S85	7,229,800
2014 — Jan. 1	0.40 – 3.10	2004 - Jan. 1	S86	1,955,823
2014 — Feb. 1	0.40 – 2.85	2004 - Feb. 1	S87	1,459,500
2014 — Mar. 1	0.40 – 3.10	2004 - Mar. 1	S88	2,895,877
2014 — Apr. 1	0.40 – 3.10	2004 - Apr. 1	S89	1,810,689
2014 — Nov. 1	0.40 – 3.25	2004 - Nov. 1	S90	129,583,719
2014 — Dec. 1	0.40 – 3.25	2004 - Dec. 1	S91	8,541,977
2015 — Jan. 1	0.40 – 3.10	2005 - Jan. 1	S92	3,587,060
2015 — Feb. 1	0.40 – 2.85	2005 - Feb. 1	S93	1,577,806
2015 — Mar. 1	0.40 – 3.10	2005 - Mar. 1	S94	3,572,858
2015 — Apr. 1	0.40 – 3.10	2005 - Apr. 1	S95	2,373,600
2015 — Nov. 1	0.40 – 3.25	2005 - Nov. 1	S96	156,558,562
2015 — Dec. 1	0.40 – 3.25	2005 - Dec. 1	S97	9,436,852
2016 — Jan. 1	0.40 – 3.10	2006 - Jan. 1	S98	2,665,200
2016 — Feb. 1	0.40 – 2.85	2006 - Feb. 1	S99	1,717,694
2016 — Mar. 1	0.40 – 3.10	2006 - Mar. 1	S100	3,742,835
2016 — Apr. 1	0.40 – 3.10	2006 - Apr. 1	S101	2,666,766
2016 — Nov. 1	0.40 – 3.25	2006 - Nov. 1	S102	196,549,997

Unmatured Market Debt (Continued)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2012
2016 — Dec. 1	0.40 – 3.25	2006 - Dec. 1	S103	10,853,210
2017 — Jan. 1	0.40 – 3.10	2007 - Jan. 1	S104	3,077,900
2017 — Feb. 1	0.40 – 2.85	2007 - Feb. 1	S105	2,283,934
2017 — Mar. 1	0.40 – 3.10	2007 - Mar. 1	S106	4,607,461
2017 — Apr. 1	0.40 – 3.10	2007 - Apr. 1	S107	3,827,767
2017 — Nov. 1	0.40 – 3.25	2007 - Nov. 1	S108	249,189,719
2017 — Dec. 1	0.40 – 3.25	2007 - Dec. 1	S109	16,950,130
2018 — Jan. 1	0.40 – 3.10	2008 - Jan. 1	S110	5,278,726
2018 — Feb. 1	0.40 – 2.85	2008 - Feb. 1	S111	5,480,621
2018 — Mar. 1	0.40 – 2.50	2008 - Mar. 1	S112	6,187,335
2018 — Apr. 1	0.40 – 2.45	2008 - Apr. 1	S113	8,449,459
2018 — Nov. 1	0.40 – 2.00	2008 - Nov. 1	S114	348,274,887
2018 — Dec. 1	0.40 – 1.85	2008 - Dec. 1	S115	36,232,332
2019 — Jan. 1	0.40 – 1.65	2009 - Jan. 1	S116	16,559,476
2019 — Feb. 1	0.40 – 1.25	2009 - Feb. 1	S117	10,451,150
2019 — Mar. 1	0.40 – 1.00	2009 - Mar. 1	S118	11,351,168
2019 — Apr. 1	0.40 – 0.75	2009 - Apr. 1	S119	8,892,517
2019 — Nov. 1	0.40 – 0.65	2009 - Nov. 1	S120	326,011,699
2019 — Dec. 1	0.40 – 0.65	2009 - Dec. 1	S121	15,264,327
2020 — Jan. 1	0.40 – 0.65	2010 - Jan. 1	S122	5,532,665
2020 — Feb. 1	0.40 – 0.65	2010 - Feb. 1	S123	3,889,707
2020 — Mar. 1	0.40 – 0.65	2010 - Mar. 1	S124	4,798,683
2020 — Apr. 1	0.40 – 0.65	2010 - Apr. 1	S125	3,259,995
2020 — Nov. 1	0.50 – 0.65	2010 - Nov. 1	S126	521,532,439
2020 — Dec. 1	0.50 – 0.65	2010 - Dec. 1	S127	24,502,578
2021 — Nov. 1	0.50	2011 - Nov. 1	S128	929,433,287
2021 — Dec. 1	0.50	2011 - Dec. 1	S129	18,755,513
2012 — Nov. 1	0.65	2012 - Jan. 1	S904	8,897
2012 — Nov. 1	0.65	2012 - Feb. 1	S905	93,439
2012 — Nov. 1	0.65	2012 - Mar. 1	S906	1,000,783
2012 — Nov. 1	0.65	2012 - Apr. 1	S907	131,677

Total				$5,279,121,485

CANADA PREMIUM BONDS(5)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2012
2018 — Nov. 1(4)	1.00 – 5.00	1998 - Nov. 1	P3	$272,406,587
2018 — Dec. 1(4)	1.00 – 4.50	1998 - Dec. 1	P4	30,401,025
2019 — Jan. 1(4)	1.00 – 4.50	1999 - Jan. 1	P5	6,772,282
2019 — Feb. 1(4)	1.00 – 4.75	1999 - Feb. 1	P6	4,792,327
2019 — Mar. 1(4)	1.00 – 6.00	1999 - Mar. 1	P7	23,388,367
2019 — Apr. 1(4)	1.00 – 6.00	1999 - Apr. 1	P8	15,223,716
2019 — Nov. 1(4)	1.00 – 6.00	1999 - Nov. 1	P9	97,960,415
2019 — Dec. 1(4)	1.00 – 6.00	1999 - Dec. 1	P10	30,091,087
2020 — Jan. 1(4)	1.00 – 6.00	2000 - Jan. 1	P11	10,391,676
2020 — Feb. 1(4)	1.00 – 6.00	2000 - Feb. 1	P12	7,963,471
2020 — Mar. 1(4)	1.00 – 6.25	2000 - Mar. 1	P13	18,963,123
2020 — Apr. 1(4)	1.00 – 6.25	2000 - Apr. 1	P14	21,894,296
2012 — Nov. 1	1.10 – 6.00	2002 - Nov. 1	P27	568,317,717
2012 — Dec. 1	1.10 – 6.00	2002 - Dec. 1	P28	112,691,613
2013 — Jan. 1	1.10 – 6.00	2003 - Jan. 1	P29	43,669,050
2013 — Feb. 1	1.10 – 6.00	2003 - Feb. 1	P30	7,155,794
2013 — Mar. 1	1.10 – 5.00	2003 - Mar. 1	P31	34,985,773
2013 — Apr. 1	1.10 – 5.00	2003 - Apr. 1	P32	30,418,812
2013 — Feb. 1	1.10 – 5.00	2003 - Feb. 1	P33	15,143,207
2013 — Nov. 1	1.00 – 5.00	2003 - Nov. 1	P34	452,213,189
2013 — Dec. 1	1.00 – 5.50	2003 - Dec. 1	P35	101,295,844
2014 — Jan. 1	1.00 – 5.50	2004 - Jan. 1	P36	34,097,241

Unmatured Market Debt (Continued)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2012
2014 — Feb. 1	1.00 – 5.00	2004 - Feb. 1	P37	22,492,211
2014 — Mar. 1	1.00 – 4.00	2004 - Mar. 1	P38	31,258,337
2014 — Apr. 1	1.00 – 4.00	2004 - Apr. 1	P39	16,945,994
2014 — Nov. 1	1.10 – 3.50	2004 - Nov. 1	P40	130,893,753
2014 — Dec. 1	1.10 – 3.50	2004 - Dec. 1	P41	31,556,820
2015 — Jan. 1	1.10 – 3.25	2005 - Jan. 1	P42	10,526,347
2015 — Feb. 1	1.10 – 3.05	2005 - Feb. 1	P43	5,272,266
2015 — Mar. 1	1.10 – 3.15	2005 - Mar. 1	P44	6,455,177
2015 — Apr. 1	1.10 – 3.05	2005 - Apr. 1	P45	5,592,966
2015 — Nov. 1	1.00 – 2.75	2005 - Nov. 1	P46	75,916,942
2015 — Dec. 1	1.00 – 3.55	2005 - Dec. 1	P47	31,179,587
2016 — Jan. 1	1.00 – 4.00	2006 - Jan. 1	P48	9,627,484
2016 — Feb. 1	1.00 – 4.00	2006 - Feb. 1	P49	10,005,235
2016 — Mar. 1	1.00 – 4.00	2006 - Mar. 1	P50	10,095,372
2016 — Apr. 1	1.00 – 4.00	2006 - Apr. 1	P51	10,901,356
2016 — Nov. 1	1.00 – 3.35	2006 - Nov. 1	P52	72,935,686
2016 — Dec. 1	1.00 – 3.35	2006 - Dec. 1	P53	18,938,459
2017 — Jan. 1	1.00 – 3.25	2007 - Jan. 1	P54	5,372,850
2017 — Feb. 1	1.00 – 3.05	2007 - Feb. 1	P55	4,137,212
2017 — Mar. 1	1.00 – 3.35	2007 - Mar. 1	P56	26,117,255
2017 — Apr. 1	1.00 – 3.35	2007 - Apr. 1	P57	17,617,601
2017 — Nov. 1	1.10 – 3.50	2007 - Nov. 1	P58	68,973,622
2017 — Dec. 1	1.10 – 3.50	2007 - Dec. 1	P59	17,044,667
2018 — Jan. 1	1.10 – 3.25	2008 - Jan. 1	P60	4,410,115
2018 — Feb. 1	1.10 – 3.05	2008 - Feb. 1	P61	4,218,337
2018 — Mar. 1	1.10 – 3.15	2008 - Mar. 1	P62	9,955,122
2018 — Apr. 1	1.10 – 3.05	2008 - Apr. 1	P63	11,865,020
2018 — Nov . 1	1.00 – 2.65	2008 - Nov. 1	P64	136,043,262
2018 — Dec. 1	1.00 – 2.65	2008 - Dec. 1	P65	80,379,799
2019 — Jan. 1	1.00 – 2.65	2009 - Jan. 1	P66	38,613,851
2019 — Feb. 1	1.00 – 2.05	2009 - Feb. 1	P67	19,375,969
2019 — Mar. 1	1.00 – 2.05	2009 - Mar. 1	P68	19,196,708
2019 — Apr. 1	1.00 – 1.70	2009 - Apr. 1	P69	19,326,288
2019 — Nov. 1	1.00 – 1.80	2009 - Nov. 1	P70	81,871,214
2019 — Dec. 1	1.00 – 1.80	2009 - Dec. 1	P71	46,394,591
2020 — Jan. 1	1.00 – 1.80	2010 - Jan. 1	P72	16,308,662
2020 — Feb. 1	1.00 – 1.80	2010 - Feb. 1	P73	13,822,607
2020 — Mar. 1	1.00 – 1.80	2010 - Mar. 1	P74	11,714,528
2020 — Apr. 1	1.00 – 1.80	2010 - Apr. 1	P75	9,073,166
2020 — Nov. 1	1.10 – 1.70	2010 - Nov. 1	P76	96,804,331
2020 — Dec. 1	1.10 – 1.70	2010 - Dec. 1	P77	67,150,760
2021 — Nov. 1	1.00 – 1.20	2011 - Nov. 1	P78	120,975,209
2021 — Dec. 1	1.00 – 1.20	2011 - Dec. 1	P79	55,812,414
2012 — Nov. 1	1.00	2012 - Jan. 1	P954	273,529
2012 — Nov. 1	1.00	2012 - Feb. 1	P955	799,635
2012 — Nov. 1	1.00	2012 - Mar. 1	P956	9,452,126
2012 — Nov. 1	1.00	2012 - Apr. 1	P957	870,234

Total				$3,454,801,288

TOTAL UNMATURED MARKET DEBT PAYABLE IN CANADIAN DOLLARS	$645,811,732,773

Unmatured Market Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1) (6)

CANADA BILLS

Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at September 30, 2012
Various maturity dates from Oct. 1, 2012 to Jun. 13, 2013	0.03 to 0.20	U.S.$2,215,488,000	Various issue dates from Jan. 19, 2012 to Sep. 28, 2012	$2,178,267,802

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original amount at issue or assumption	Issue or assumption date	Outstanding at September 30, 2012
2014 — Sep. 10	2.38	USD3,000,000,000	2009 — Sep. 10	$2,949,600,000
2016 — Dec. 15	8.25	USD 38,244,000(7)(8)	2001 — Feb. 5	32,685,501
2017 — Feb. 14	0.875	USD3,000,000,000	2012 — Feb. 14	2,949,600,000
2018 — Jun. 30	9.70	USD 16,080,000(7)	2001 — Feb. 5	15,809,856
2019 — Jun. 1	8.80	USD 3,500,000(7)	2001 — Feb. 5	3,441,200
2020 — Jan. 13	3.50	EUR2,000,000,000	2010 — Jan. 13	2,526,800,000

TOTAL(9)				$8,477,936,557

TOTAL UNMATURED MARKET DEBT PAYABLE IN FOREIGN CURRENCY				$10,656,204,359

TOTAL UNMATURED MARKET DEBT				$656,467,937,132

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of September 30, 2012), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2013 – Jun. 1	3.7493	$120,600,000	3 month LIBOR	USD100,000,000
Jun. 1	4.0677	117,500,000	3 month LIBOR	100,000,000
Jun. 1	4.07245	123,100,000	3 month LIBOR	100,000,000
Jun. 1	4.0995	118,200,000	3 month LIBOR	100,000,000
Jun. 1	4.11355	91,687,500	Fixed	75,000,000
Jun. 1	4.11843	90,975,000	Fixed	75,000,000
Jun. 1	4.14637	122,700,000	Fixed	100,000,000
Jun. 1	4.1494	62,000,000	3 month LIBOR	50,000,000
Jun. 1	4.30247	89,250,000	3 month LIBOR	75,000,000
Jun. 1	4.5100	33,437,500	3 month LIBOR	25,000,000
Jun. 1	4.5340	33,375,000	3 month LIBOR	25,000,000
Jun. 1	4.5480	98,662,500	Fixed	75,000,000
Jun. 1	4.5938	103,050,000	Fixed	75,000,000
Jun. 1	4.6810	102,150,000	Fixed	75,000,000
Jun. 1	4.7850	104,250,000	3 month LIBOR	75,000,000
2014 – Mar. 15	4.1145	62,750,000	Fixed	50,000,000
Mar. 15	4.11452	92,625,000	Fixed	75,000,000
Mar. 15	4.1870	91,950,000	Fixed	75,000,000
Mar. 15	4.1969	123,750,000	Fixed	100,000,000
Mar. 15	4.2973	59,850,000	Fixed	50,000,000
Mar. 15	4.3137	91,117,500	Fixed	75,000,000
Mar. 15	4.3400	91,762,500	Fixed	75,000,000
Mar. 15	4.6365	103,170,000	Fixed	75,000,000
Mar. 15	4.6615	100,650,000	Fixed	75,000,000
Mar. 15	4.7329	101,962,500	Fixed	75,000,000
Mar. 15	4.8547	69,425,000	3 month LIBOR	50,000,000
Mar. 15	4.8973	69,925,000	3 month LIBOR	50,000,000
Jun. 1	3.7516	119,120,000	3 month LIBOR	100,000,000
Jun. 1	3.7662	118,950,000	3 month LIBOR	100,000,000
Jun. 1	3.7964	119,500,000	3 month LIBOR	100,000,000
Jun. 1	3.8246	119,850,000	3 month LIBOR	100,000,000
Jun. 1	4.0288	117,750,000	3 month LIBOR	100,000,000
Jun. 1	4.1189	85,350,000	3 month LIBOR	75,000,000
Jun. 1	4.1435	86,437,500	3 month LIBOR	75,000,000
Jun. 1	4.2989	92,250,000	3 month LIBOR	75,000,000
Jun. 1	4.55863	65,200,000	Fixed	50,000,000
Jun. 1	4.5768	65,725,000	Fixed	50,000,000
Jun. 1	4.6020	96,862,500	Fixed	75,000,000
Jun. 1	4.6262	97,500,000	Fixed	75,000,000
Jun. 1	4.6421	94,410,000	3 month LIBOR	75,000,000
Jun. 1	4.6437	97,627,500	Fixed	75,000,000
Jun. 1	4.6591	94,725,000	3 month LIBOR	75,000,000
Jun. 1	4.70554	98,730,000	Fixed	75,000,000
Jun. 1	4.7375	99,300,000	Fixed	75,000,000
Jun. 1	4.7540	65,200,000	3 month LIBOR	50,000,000
Jun. 1	4.7943	99,150,000	3 month LIBOR	75,000,000
Jun. 1	4.9805	136,240,000	Fixed	100,000,000
2015 – Jun. 1	3.7511	92,325,000	3 month LIBOR	75,000,000
Jun. 1	3.8187	123,250,000	3 month LIBOR	100,000,000
Jun. 1	3.8207	92,737,500	3 month LIBOR	75,000,000
Jun. 1	3.8960	124,310,000	3 month LIBOR	100,000,000
Jun. 1	3.9048	121,850,000	3 month LIBOR	100,000,000
Jun. 1	3.9082	121,940,000	3 month LIBOR	100,000,000
Jun. 1	3.9301	121,720,000	3 month LIBOR	100,000,000
Jun. 1	3.9585	122,150,000	3 month LIBOR	100,000,000
Jun. 1	3.9598	121,200,000	3 month LIBOR	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jun. 1	4.0205	$117,870,000	3 month LIBOR	USD100,000,000
Jun. 1	4.0487	95,175,000	3 month LIBOR	75,000,000
Jun. 1	4.0525	126,950,000	3 month LIBOR	100,000,000
Jun. 1	4.1225	93,525,000	3 month LIBOR	75,000,000
Jun. 1	4.1273	85,950,000	3 month LIBOR	75,000,000
Jun. 1	4.1384	85,650,000	3 month LIBOR	75,000,000
Jun. 1	4.1598	93,225,000	3 month LIBOR	75,000,000
Jun. 1	4.17423	62,050,000	3 month LIBOR	50,000,000
Jun. 1	4.1810	92,625,000	Fixed	75,000,000
Jun. 1	4.1850	92,775,000	3 month LIBOR	75,000,000
Jun. 1	4.2002	62,050,000	3 month LIBOR	50,000,000
Jun. 1	4.2103	57,875,000	3 month LIBOR	50,000,000
Jun. 1	4.3380	62,100,000	Fixed	50,000,000
Jun. 1	4.3438	91,875,000	3 month LIBOR	75,000,000
Jun. 1	4.37127	90,150,000	Fixed	75,000,000
Jun. 1	4.3860	90,300,000	Fixed	75,000,000
Jun. 1	4.3960	120,550,000	Fixed	100,000,000
Jun. 1	4.4310	90,487,500	Fixed	75,000,000
Jul. 20	3.5542	76,987,500	3 month LIBOR	75,000,000
Oct. 20	3.3805	104,900,000	3 month LIBOR	100,000,000
2016 – Feb. 20	3.2529	80,175,000	Fixed	75,000,000
Apr. 20	3.4474	49,825,000	Fixed	50,000,000
Apr. 20	3.4533	75,150,000	Fixed	75,000,000
May 20	3.4307	74,512,500	Fixed	75,000,000
Jun. 1	4.0098	117,000,000	Fixed	100,000,000
Jun. 1	4.0450	169,050,000	3 month LIBOR	150,000,000
Jun. 1	4.0545	113,150,000	3 month LIBOR	100,000,000
Jun. 1	4.1248	113,250,000	3 month LIBOR	100,000,000
Sep. 20	3.5990	100,080,000	Fixed	100,000,000
Sep. 20	3.6960	101,000,000	Fixed	100,000,000
Oct. 20	3.5212	78,108,750	Fixed	75,000,000
Nov. 20	3.2886	53,260,000	Fixed	50,000,000
Nov. 20	4.1631	56,380,000	Fixed	50,000,000
Nov. 20	4.18581	113,000,000	Fixed	100,000,000
Nov. 20	4.2380	52,750,000	Fixed	50,000,000
Nov. 20	4.2877	52,200,000	Fixed	50,000,000
Nov. 20	4.3188	103,690,000	Fixed	100,000,000
Dec. 20	1.42670	102,600,000	Fixed	100,000,000
Dec. 20	1.43680	102,500,000	Fixed	100,000,000
2017 – Jan. 20	3.6938	76,237,500	Fixed	75,000,000
Feb. 20	4.4067	80,925,000	Fixed	75,000,000
Feb. 20	4.6263	52,150,000	Fixed	50,000,000
Feb. 20	4.6564	104,860,000	Fixed	100,000,000
Mar. 20	4.4898	79,350,000	Fixed	75,000,000
Mar. 20	4.6458	53,675,000	Fixed	50,000,000
Apr. 20	4.2287	55,150,000	Fixed	50,000,000
Apr. 20	4.2892	54,900,000	Fixed	50,000,000
May 20	4.1826	55,400,000	Fixed	50,000,000
May 20	4.21876	110,800,000	Fixed	100,000,000
May 20	4.5388	104,630,000	Fixed	100,000,000
May 20	4.5433	104,300,000	Fixed	100,000,000
May 20	4.5773	104,200,000	3 month LIBOR	100,000,000
May 20	4.5823	103,700,000	Fixed	100,000,000
May 20	4.5926	104,300,000	Fixed	100,000,000
May 20	4.6273	52,195,000	Fixed	50,000,000
May 20	4.6325	53,350,000	Fixed	50,000,000
Jun. 1	3.9835	117,800,000	Fixed	100,000,000
Jun. 1	4.0122	116,890,000	Fixed	100,000,000
Jun. 1	4.0207	117,530,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jun. 1	4.0262	$117,600,000	Fixed	USD100,000,000
Jun. 1	4.0313	117,170,000	Fixed	100,000,000
Jun. 1	4.1118	116,140,000	Fixed	100,000,000
Jun. 1	4.1274	115,650,000	Fixed	100,000,000
Jun. 1	4.1763	114,750,000	Fixed	100,000,000
Jun. 1	4.2051	115,190,000	Fixed	100,000,000
Jun. 1	4.21744	113,250,000	Fixed	100,000,000
Jul. 20	4.6740	53,375,000	3 month LIBOR	50,000,000
Aug. 20	4.5517	53,250,000	3 month LIBOR	50,000,000
Aug. 20	4.6200	80,212,500	Fixed	75,000,000
Sep. 20	4.3226	99,920,000	3 month LIBOR	100,000,000
Sep. 20	4.4428	49,330,000	3 month LIBOR	50,000,000
Oct. 3	4.4070	75,000,000	3 month LIBOR	76,336,000
Oct. 20	4.2830	49,000,000	Fixed	50,000,000
Dec. 20	1.53620	52,450,000	Fixed	50,000,000
2018 – Jan. 20	3.5834	75,517,500	Fixed	75,000,000
Jan. 20	3.8380	50,225,000	Fixed	50,000,000
Jan. 20	3.8670	49,875,000	Fixed	50,000,000
Mar. 20	3.5553	51,100,000	Fixed	50,000,000
Mar. 20	3.5679	76,612,500	Fixed	75,000,000
Mar. 20	3.6000	76,350,000	Fixed	75,000,000
Mar. 20	3.6027	76,500,000	Fixed	75,000,000
Mar. 20	3.6046	50,735,000	Fixed	50,000,000
Mar. 20	3.6064	76,650,000	Fixed	75,000,000
Mar. 20	3.6216	50,325,000	Fixed	50,000,000
Mar. 20	3.7441	50,685,000	Fixed	50,000,000
Apr. 20	3.5660	52,600,000	Fixed	50,000,000
Apr. 20	3.5748	75,450,000	Fixed	75,000,000
Apr. 20	3.5912	50,250,000	Fixed	50,000,000
Apr. 20	3.6115	100,000,000	Fixed	100,000,000
Apr. 20	3.6233	99,250,000	Fixed	100,000,000
Apr. 20	3.6371	76,350,000	Fixed	75,000,000
Apr. 20	3.6992	102,475,000	Fixed	100,000,000
Apr. 20	3.7029	99,400,000	Fixed	100,000,000
May 20	3.5552	79,725,000	Fixed	75,000,000
May 20	3.5874	106,300,000	Fixed	100,000,000
May 20	3.6656	100,400,000	Fixed	100,000,000
May 20	3.6742	75,465,000	Fixed	75,000,000
May 20	3.8752	101,000,000	Fixed	100,000,000
Jun. 20	3.4819	106,100,000	Fixed	100,000,000
Jun. 20	3.6492	75,450,000	Fixed	75,000,000
Jun. 20	3.6669	50,600,000	Fixed	50,000,000
Jun. 20	3.6706	75,975,000	Fixed	75,000,000
Jun. 20	3.6743	51,000,000	Fixed	50,000,000
Jun. 20	3.6870	50,650,000	Fixed	50,000,000
Jun. 20	3.7363	50,085,000	Fixed	50,000,000
Jul. 20	3.4673	53,500,000	Fixed	50,000,000
Jul. 20	3.6476	104,850,000	Fixed	100,000,000
Aug. 20	3.6614	103,500,000	Fixed	100,000,000
Aug. 20	3.4930	106,900,000	Fixed	100,000,000
Oct. 20	3.6682	125,000,000	Fixed	100,000,000
Nov. 20	3.1375	85,950,000	Fixed	75,000,000
Nov. 20	3.2852	110,000,000	Fixed	100,000,000
Nov. 20	3.3194	109,850,000	Fixed	100,000,000
Nov. 20	3.3783	55,500,000	Fixed	50,000,000
Nov. 20	3.3920	55,500,000	Fixed	50,000,000
Nov. 20	3.4346	136,275,000	Fixed	125,000,000
Nov. 20	3.3360	55,975,000	Fixed	50,000,000
Nov. 20	3.3456	84,037,500	Fixed	75,000,000
Nov. 20	1.91020	101,200,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Nov. 20	1.97300	$50,135,000	Fixed	USD 50,000,000
Dec. 20	1.73840	101,790,000	Fixed	100,000,000
Dec. 20	1.73890	101,800,000	Fixed	100,000,000
Dec. 20	1.75720	102,000,000	Fixed	100,000,000
Dec. 20	1.76650	101,400,000	Fixed	100,000,000
Dec. 20	1.79890	101,800,000	Fixed	100,000,000
2019 – Jan. 20	1.71680	50,550,000	Fixed	50,000,000
Jan. 20	1.71780	50,650,000	Fixed	50,000,000
Feb. 20	3.3200	106,850,000	Fixed	100,000,000
Feb. 20	3.3201	106,780,000	Fixed	100,000,000
Apr. 20	3.4600	175,500,000	Fixed	150,000,000
May 20	3.3076	116,560,000	Fixed	100,000,000
May 20	3.3258	58,000,000	Fixed	50,000,000
May 20	3.3313	116,000,000	Fixed	100,000,000
May 20	3.3435	116,400,000	Fixed	100,000,000
May 20	3.3600	57,000,000	Fixed	50,000,000
Aug. 20	3.3510	108,650,000	Fixed	100,000,000
Aug. 20	3.3547	54,400,000	Fixed	50,000,000
Aug. 20	3.3835	163,875,000	Fixed	150,000,000
Aug. 20	3.4300	104,700,000	Fixed	100,000,000
Aug. 20	3.4388	107,900,000	Fixed	100,000,000
Aug. 20	3.4476	52,550,000	Fixed	50,000,000
Oct. 20	3.5067	54,964,000	3 month LIBOR	52,000,000
Nov. 20	3.3985	52,415,000	3 month LIBOR	50,000,000
Nov. 20	3.4095	110,400,000	Fixed	100,000,000
Nov. 20	3.4625	110,000,000	Fixed	100,000,000
Nov. 23	3.4101	53,445,000	3 month LIBOR	50,000,000
Nov. 25	3.4055	66,316,800	3 month LIBOR	62,800,000
Nov. 27	3.2949	52,750,000	3 month LIBOR	50,000,000
2020 –Jan. 20	3.2663	106,000,000	3 month LIBOR	100,000,000
Jan. 20	3.3197	52,750,000	3 month LIBOR	50,000,000
Jan. 20	3.3747	52,600,000	3 month LIBOR	50,000,000
Jan. 20	3.4990	15,427,500	3 month LIBOR	15,000,000
Jan. 20	3.5145	18,562,536	3 month LIBOR	17,995,672
Feb. 20	3.3900	53,130,000	3 month LIBOR	50,000,000
Feb. 20	3.4030	53,500,000	Fixed	50,000,000
Feb. 20	3.4258	86,395,588	3 month LIBOR	81,528,346
Mar. 20	3.3910	53,500,000	Fixed	50,000,000
Mar. 20	3.4221	106,570,000	Fixed	100,000,000
Mar. 20	3.4370	157,050,000	Fixed	150,000,000
Mar. 20	3.4761	103,300,000	Fixed	100,000,000
Mar. 20	3.4944	105,750,000	Fixed	100,000,000
Mar. 20	3.5531	205,600,000	Fixed	200,000,000
Mar. 20	3.5577	103,050,000	Fixed	100,000,000
Apr. 20	3.3537	96,450,000	3 month LIBOR	100,000,000
Apr. 20	3.3554	95,800,000	3 month LIBOR	100,000,000
Apr. 20	3.4263	95,750,000	3 month LIBOR	100,000,000
Apr. 20	3.4551	105,450,000	Fixed	100,000,000
Apr. 20	3.4810	157,350,000	Fixed	150,000,000
Apr. 20	3.4945	104,580,000	Fixed	100,000,000
Apr. 20	3.5241	104,250,000	Fixed	100,000,000
Apr. 20	3.5363	157,305,000	Fixed	150,000,000
May 20	3.1879	95,000,000	3 month LIBOR	100,000,000
May 20	3.21258	95,200,000	3 month LIBOR	100,000,000
May 20	3.2304	96,700,000	3 month LIBOR	100,000,000
May 20	3.2708	95,600,000	3 month LIBOR	100,000,000
May 20	3.2899	95,500,000	3 month LIBOR	100,000,000
May 20	3.2931	96,350,000	3 month LIBOR	100,000,000
May 20	3.4123	96,350,000	3 month LIBOR	100,000,000
May 20	3.6560	50,895,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
May 20	3.7121	$100,500,000	Fixed	USD100,000,000
Jun. 20	2.9176	49,040,000	3 month LIBOR	50,000,000
Jun. 20	2.9730	98,000,000	3 month LIBOR	100,000,000
Jun. 20	3.0377	96,770,000	3 month LIBOR	100,000,000
Jun. 20	3.0730	96,070,000	3 month LIBOR	100,000,000
Jun. 20	3.2828	79,792,500	Fixed	75,000,000
Jun. 20	3.2970	53,090,000	Fixed	50,000,000
Jun. 20	3.3006	53,425,000	Fixed	50,000,000
Jun. 20	3.4058	51,700,000	Fixed	50,000,000
Jun. 20	3.4655	51,825,000	Fixed	50,000,000
Jun. 20	3.5847	51,000,000	Fixed	50,000,000
Jun. 22	3.2882	52,550,000	Fixed	50,000,000
Jun. 22	3.3000	105,600,000	Fixed	100,000,000
Jun. 22	3.3118	52,525,000	Fixed	50,000,000
Jun. 22	3.3315	104,000,000	Fixed	100,000,000
Jun. 22	3.3647	104,150,000	Fixed	100,000,000
Jun. 22	3.3800	51,900,000	Fixed	50,000,000
Jul. 20	2.7559	49,050,000	3 month LIBOR	50,000,000
Jul. 20	2.8281	48,635,000	3 month LIBOR	50,000,000
Jul. 20	2.8550	48,800,000	3 month LIBOR	50,000,000
Jul. 20	3.2942	51,060,000	Fixed	50,000,000
Jul. 20	3.3248	51,250,000	Fixed	50,000,000
Jul. 20	3.3700	76,252,500	3 month LIBOR	75,000,000
Aug. 20	2.7655	47,280,000	3 month LIBOR	50,000,000
Aug. 20	2.7806	47,250,000	3 month LIBOR	50,000,000
Aug. 20	2.7943	47,265,000	3 month LIBOR	50,000,000
Aug. 20	2.8200	48,000,000	3 month LIBOR	50,000,000
Aug. 20	2.8275	47,525,000	3 month LIBOR	50,000,000
Aug. 20	2.8339	47,400,000	3 month LIBOR	50,000,000
Aug. 20	2.9470	47,925,000	3 month LIBOR	50,000,000
Aug. 20	3.0731	103,950,000	3 month LIBOR	100,000,000
Aug. 20	3.0789	98,393,300	3 month LIBOR	94,700,000
Aug. 20	3.0890	51,200,000	Fixed	50,000,000
Aug. 20	3.1462	52,740,000	Fixed	50,000,000
Aug. 20	3.1601	52,750,000	Fixed	50,000,000
Aug. 20	3.1857	52,000,000	Fixed	50,000,000
Aug. 20	3.2031	104,000,000	Fixed	100,000,000
Aug. 20	3.2298	51,600,000	Fixed	50,000,000
Aug. 20	3.2321	103,100,000	Fixed	100,000,000
Aug. 20	3.2555	103,620,000	Fixed	100,000,000
Sep. 20	2.3180	49,200,000	3 month LIBOR	50,000,000
Sep. 20	2.3302	49,450,000	3 month LIBOR	50,000,000
Sep. 20	2.7500	47,445,000	3 month LIBOR	50,000,000
Sep. 20	2.8800	18,358,980	3 month LIBOR	17,560,000
Oct. 20	3.0142	51,425,000	Fixed	50,000,000
Oct. 20	2.9630	62,502,178	3 month LIBOR	60,593,483
Oct. 20	2.9735	51,180,000	Fixed	50,000,000
Dec. 20	3.3038	50,550,000	Fixed	50,000,000
Dec. 20	3.3429	50,375,000	Fixed	50,000,000
2021 –Jan. 20	3.1781	74,625,000	Fixed	75,000,000
Jan. 20	3.2328	74,265,000	Fixed	75,000,000
Jan. 20	3.2631	74,077,500	Fixed	75,000,000
Jan. 20	3.3126	76,256,630	Fixed	76,371,187
Feb. 20	3.2877	99,500,000	Fixed	100,000,000
Feb. 20	3.2954	100,170,000	Fixed	100,000,000
Feb. 20	3.3000	100,000,000	Fixed	100,000,000
Feb. 20	3.3143	49,900,000	Fixed	50,000,000
Feb. 20	3.3231	99,420,000	Fixed	100,000,000
Feb. 20	3.3345	99,500,000	Fixed	100,000,000
Feb. 20	3.3442	99,500,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Feb. 20	3.3500	$99,300,000$	Fixed	USD 100,000,000
Feb. 20	3.3500	99,410,000	Fixed	100,000,000
Feb. 20	3.3511	49,715,000	Fixed	50,000,000
Feb. 20	3.3627	99,000,000	Fixed	100,000,000
Feb. 20	3.4051	107,334,370	3 month LIBOR	108,309,152
Feb. 20	3.4160	49,495,000	Fixed	50,000,000
Feb. 20	3.4208	99,120,000	Fixed	100,000,000
Feb. 20	3.4616	98,750,000	Fixed	100,000,000
Mar. 20	3.3035	98,150,000	Fixed	100,000,000
Mar. 20	3.3072	97,200,000	Fixed	100,000,000
Mar. 20	3.3100	97,600,000	Fixed	100,000,000
Mar. 20	3.3131	49,160,000	Fixed	50,000,000
Mar. 20	3.3300	49,100,000	Fixed	50,000,000
Mar. 20	3.3331	49,620,000	Fixed	50,000,000
Mar. 20	3.3832	98,600,000	Fixed	100,000,000
Mar. 20	3.4756	98,500,000	Fixed	100,000,000
Mar. 20	3.4874	197,200,000	Fixed	200,000,000
Mar. 20	3.5177	98,600,000	Fixed	100,000,000
Apr. 20	3.1875	141,932,739	3 month LIBOR	144,167,333
Apr. 20	3.1939	147,750,000	3 month LIBOR	150,000,000
Apr. 20	3.4312	96,050,000	3 month LIBOR	100,000,000
Apr. 20	3.4540	105,782,464	3 month LIBOR	110,443,166
May 20	3.3030	4,889,148	3 month LIBOR	5,135,660
May 20	3.3703	133,206,690	3 month LIBOR	138,324,704
Jul. 20	3.0571	135,617,347	3 month LIBOR	140,028,236
2022 – Feb. 20	1.98960	48,066,474	3 month LIBOR	47,216,576
Mar. 20	2.06980	67,549,554	3 month LIBOR	67,414,725
Apr. 20	2.16100	118,258,207	3 month LIBOR	119,392,436
Apr. 20	2.22240	13,045,854	3 month LIBOR	13,144,437
May 20	2.01810	150,480,000	3 month LIBOR	150,000,000
May 20	2.04090	49,715,000	3 month LIBOR	50,000,000
May 20	2.04640	100,140,000	3 month LIBOR	100,000,000
May 20	2.04640	100,200,000	3 month LIBOR	100,000,000
May 20	2.07870	24,737,500	3 month LIBOR	25,000,000
May 20	2.09420	24,762,500	3 month LIBOR	25,000,000
May 20	2.12000	49,265,000	3 month LIBOR	50,000,000
May 20	2.12200	24,837,500	3 month LIBOR	25,000,000
May 20	2.16300	24,905,500	3 month LIBOR	25,000,000
Jun. 20	1.85000	86,606,176	3 month LIBOR	84,551,573
Jun. 20	1.85060	102,290,000	3 month LIBOR	100,000,000
Jun. 20	1.91050	50,150,000	3 month LIBOR	50,000,000
Jun. 20	1.97740	24,890,000	3 month LIBOR	25,000,000
Jun. 20	2.08300	24,622,500	3 month LIBOR	25,000,000
Jun. 20	2.08520	150,084,800	3 month LIBOR	152,000,000
Jun. 20	2.08950	98,720,000	3 month LIBOR	100,000,000
Jul. 20	1.72730	51,300,000	3 month LIBOR	50,000,000
Jul. 20	1.73460	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.74000	51,425,000	3 month LIBOR	50,000,000
Jul. 20	1.77550	77,325,000	3 month LIBOR	75,000,000
Jul. 20	1.78200	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.79420	51,000,000	3 month LIBOR	50,000,000
Jul. 20	1.80000	102,550,000	3 month LIBOR	100,000,000
Jul. 20	1.80300	102,600,000	3 month LIBOR	100,000,000
Aug. 20	1.58000	101,805,000	3 month LIBOR	100,000,000
Aug. 20	1.58950	50,915,000	3 month LIBOR	50,000,000
Aug. 20	1.59990	50,800,000	3 month LIBOR	50,000,000
Aug. 20	1.64840	50,400,000	3 month LIBOR	50,000,000
Aug. 20	1.66000	51,025,000	3 month LIBOR	50,000,000
Aug. 20	1.66700	69,052,452	3 month LIBOR	67,566,000
Aug. 20	1.66700	71,470,000	3 month LIBOR	70,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Sep. 20	1.71520	$100,200,000	3 month LIBOR	USD 100,000,000
Sep. 20	1.71640	100,400,000	3 month LIBOR	100,000,000
Sep. 20	1.80800	98,940,000	3 month LIBOR	100,000,000
Sep. 20	1.83510	49,750,000	3 month LIBOR	50,000,000
Sep. 20	1.92480	49,475,000	3 month LIBOR	50,000,000
Oct. 20	1.85500	97,620,000	3 month LIBOR	100,000,000
Oct. 20	1.90450	97,600,000	3 month LIBOR	100,000,000
Oct. 20	1.92060	97,500,000	3 month LIBOR	100,000,000

		$30,545,945,037		USD 28,397,578,686

For the cross currency swaps listed below (outstanding as of September 30, 2012), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2012 — Nov. 20	3.37300	$55,811,000	Fixed	EUR 35,000,000
2013 — Jan. 20	1.70480	119,377,500	Fixed	75,000,000
Apr. 19	1.81000	79,500,000	Fixed	50,000,000
Apr. 19	1.83640	119,475,000	Fixed	75,000,000
Jun. 1	3.56590	126,066,000	Fixed	85,000,000
Jun. 1	3.85940	119,793,050	Fixed	85,000,000
Jun. 1	3.92270	71,300,000	Fixed	50,000,000
Jun. 1	4.04960	120,997,500	Fixed	85,000,000
Jun. 1	4.06580	118,725,000	Fixed	85,000,000
Jun. 1	4.06720	81,954,000	Fixed	60,000,000
Jun. 1	4.06880	118,549,500	Fixed	85,000,000
Jun. 1	4.41480	119,408,000	Fixed	85,000,000
Jun. 1	4.41890	118,983,000	Fixed	85,000,000
Jul. 19	1.60750	97,680,000	Fixed	60,000,000
Jul. 20	3.05400	151,280,000	Fixed	100,000,000
Jul. 20	3.10860	151,850,000	Fixed	100,000,000
2014 — Jun. 1	3.72300	124,025,500	Fixed	85,000,000
Jun. 1	3.85090	121,953,104	Fixed	85,000,000
Jun. 1	3.87030	120,402,500	Fixed	85,000,000
Jun. 1	3.97840	121,779,500	Fixed	85,000,000
Jun. 1	4.01790	116,000,000	Fixed	85,000,000
Jun. 1	4.08210	137,460,000	Fixed	100,000,000
Jun. 1	4.13160	118,991,500	Fixed	85,000,000
Jun. 1	4.16900	118,986,000	Fixed	85,000,000
Jun. 1	4.29100	121,735,000	Fixed	85,000,000
Jun. 1	4.29570	92,675,000	Fixed	65,000,000
Jun. 1	4.35210	118,337,000	Fixed	85,000,000
Jun. 1	4.42220	120,292,000	Fixed	85,000,000
Aug. 20	3.59700	118,125,000	Fixed	75,000,000
Aug. 20	3.63140	78,466,500	Fixed	50,000,000
Aug. 20	3.66910	79,225,000	Fixed	50,000,000
Sep. 20	3.50400	39,925,000	Fixed	25,000,000
2015 — Apr. 20	3.55500	79,600,000	Fixed	50,000,000
Apr. 20	3.58260	80,250,000	Fixed	50,000,000
Apr. 20	3.60470	79,150,000	Fixed	50,000,000
Jun. 1	3.82800	123,586,000	Fixed	85,000,000
Jun. 1	3.85310	120,718,928	Fixed	85,000,000
Jun. 1	3.97750	117,968,032	Fixed	85,000,000
Jun. 1	4.11890	117,096,000	Fixed	85,000,000
Jun. 1	4.14170	118,872,500	Fixed	85,000,000
Jun. 1	4.16550	118,490,000	Fixed	85,000,000
Jun. 1	4.39610	117,988,500	Fixed	85,000,000
Jul. 20	2.13990	82,500,000	Fixed	50,000,000
Jul. 20	3.16000	151,680,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Aug. 20	3.69150	$118,462,500	Fixed	EUR 75,000,000
2016 — Mar. 20	3.31810	78,250,000	Fixed	50,000,000
Mar. 20	3.35940	156,000,000	Fixed	100,000,000
Mar. 20	3.58590	80,525,000	Fixed	50,000,000
Apr. 20	3.65360	79,620,000	Fixed	50,000,000
Jun. 1	4.08250	71,290,000	Fixed	50,000,000
Jun. 1	4.17380	119,918,000	Fixed	85,000,000
Jun. 1	4.17820	120,437,775	Fixed	85,000,000
Jun. 1	4.20600	111,240,000	Fixed	80,000,000
Jun. 1	4.33520	119,340,000	Fixed	85,000,000
Jun. 1	4.37660	120,504,500	Fixed	85,000,000
Jun. 1	4.40680	119,918,000	Fixed	85,000,000
Jun. 1	4.42300	121,728,500	Fixed	85,000,000
Jun. 1	4.45070	122,757,000	Fixed	85,000,000
Jun. 1	4.45100	120,666,000	Fixed	85,000,000
Jun. 1	4.55370	119,569,500	Fixed	85,000,000
Jun. 1	4.59180	141,600,000	Fixed	100,000,000
Jun. 1	4.59640	70,675,000	Fixed	50,000,000
Jun. 1	4.59780	119,544,000	Fixed	85,000,000
Jun. 1	4.63220	70,267,500	Fixed	50,000,000
Jul. 20	2.31510	83,125,000	Fixed	50,000,000
Jul. 20	2.36950	122,625,000	Fixed	75,000,000
Jul. 20	3.49350	77,670,000	Fixed	50,000,000
Jul. 20	3.50900	117,300,000	Fixed	75,000,000
Jul. 20	3.61430	119,070,000	Fixed	75,000,000
Sep. 20	3.52250	120,937,500	Fixed	75,000,000
Oct. 20	3.44070	79,012,800	Fixed	50,000,000
2017 — Apr. 20	4.17920	74,700,000	Fixed	50,000,000
Apr. 20	4.18880	75,225,000	Fixed	50,000,000
Jun. 1	4.00510	154,450,000	Fixed	100,000,000
Jun. 1	4.15940	153,650,000	Fixed	100,000,000
Jul. 20	4.39630	70,550,000	Fixed	50,000,000
Jul. 20	4.43500	70,510,000	Fixed	50,000,000
Jul. 20	4.48170	71,250,000	Fixed	50,000,000
Jul. 20	4.49940	114,744,000	Fixed	80,000,000
Jul. 20	4.55350	142,620,000	Fixed	100,000,000
Jul. 20	4.61860	70,875,000	Fixed	50,000,000
Aug. 20	4.40800	72,675,000	Fixed	50,000,000
Aug. 20	4.50020	142,820,000	Fixed	100,000,000
Aug. 20	4.56940	72,850,000	Fixed	50,000,000
Sep. 20	4.34100	106,087,500	Fixed	75,000,000
Sep. 20	4.36900	71,800,000	Fixed	50,000,000
2018 — Jan. 20	3.78430	72,600,000	Fixed	50,000,000
Jan. 20	3.79570	73,200,000	Fixed	50,000,000
Jan. 20	3.83400	73,750,000	Fixed	50,000,000
Jan. 20	3.85300	72,250,000	Fixed	50,000,000
Jan. 20	3.85680	145,750,000	Fixed	100,000,000
Apr. 20	3.84300	73,625,000	Fixed	50,000,000
May 20	3 month CDOR	233,040,000	Fixed	150,000,000
May 20	3.17500	156,500,000	Fixed	100,000,000
Jul. 20	3 month CDOR	231,720,000	Fixed	150,000,000
Jul. 20	3 month CDOR	154,030,000	Fixed	100,000,000
Jul. 20	3.24800	155,000,000	Fixed	100,000,000
Jul. 20	3.31350	77,950,000	Fixed	50,000,000
Jul. 20	3.62200	155,100,000	Fixed	100,000,000
2019 — Jan. 20	2.83130	159,290,000	Fixed	100,000,000
Jan. 20	2.98000	157,000,000	Fixed	100,000,000
Jan. 20	2.98220	156,200,000	Fixed	100,000,000
Jan. 20	3.06030	39,485,000	Fixed	25,000,000
Jan. 20	3.14000	78,075,000	Fixed	50,000,000
Apr. 20	3 month CDOR	158,800,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jul. 20	3.4256	$ 77,325,000	Fixed	EUR 50,000,000
Jul. 20	3.4649	154,000,000	Fixed	100,000,000
Jul. 20	3.5051	155,100,000	Fixed	100,000,000
Jul. 20	3.5825	115,612,500	Fixed	75,000,000
Jul. 20	3.5825	153,750,000	Fixed	100,000,000
Jul. 20	3.5885	154,000,000	Fixed	100,000,000
2020 — Jul. 20	3.1415	66,750,000	Fixed	50,000,000
2021 — May 20	3.1250	144,092,256	Fixed	100,000,000
May 20	3.1335	71,190,000	Fixed	50,000,000
Jun. 20	3.1880	137,710,900	Fixed	100,000,000
Sep. 20	2.3200	71,095,000	Fixed	50,000,000
Sep. 20	2.4000	71,110,000	Fixed	50,000,000
Sep. 20	2.4000	72,100,000	Fixed	50,000,000
Sep. 20	2.4580	106,212,673	Fixed	75,000,000
Oct. 15	2.0739	69,275,000	Fixed	50,000,000
Oct. 15	2.2247	69,430,000	Fixed	50,000,000
Oct. 15	2.21410	104,550,000	Fixed	75,000,000
Oct. 15	2.22390	34,787,500	Fixed	25,000,000
Oct. 20	2.1210	67,920,000	Fixed	50,000,000
Oct. 20	2.1350	68,000,000	Fixed	50,000,000
Oct. 20	2.1880	67,750,000	Fixed	50,000,000
Oct. 20	2.2051	67,500,000	Fixed	50,000,000
Oct. 20	2.2399	138,800,000	Fixed	100,000,000
Oct. 20	2.2448	68,925,375	Fixed	50,000,000
Oct. 20	2.2580	101,775,000	Fixed	75,000,000
Oct. 20	2.2805	68,470,000	Fixed	50,000,000
Oct. 20	2.3960	70,880,760	Fixed	50,000,000
Oct. 20	2.4163	70,220,000	Fixed	50,000,000
Nov. 20	2.14000	69,775,000	Fixed	50,000,000
Nov. 20	2.24090	70,400,000	Fixed	50,000,000
Nov. 20	2.27080	69,618,275	Fixed	50,000,000
Nov. 20	2.28610	69,800,000	Fixed	50,000,000
Nov. 20	2.29830	105,075,000	Fixed	75,000,000
Nov. 20	2.32660	69,865,000	Fixed	50,000,000
Nov. 20	2.33160	104,700,000	Fixed	75,000,000
Nov. 20	2.36460	70,050,000	Fixed	50,000,000
Nov. 20	2.39230	105,375,000	Fixed	75,000,000
Nov. 20	2.40280	140,800,000	Fixed	100,000,000
Dec. 20	2.20560	139,270,000	Fixed	100,000,000
Dec. 20	2.20800	140,000,000	Fixed	100,000,000
Dec. 20	2.21440	139,800,000	Fixed	100,000,000
Dec. 20	2.43430	140,990,000	Fixed	100,000,000
2022 — Jan. 20	2.02240	67,825,000	Fixed	50,000,000

		$15,738,928,428		EUR 10,745,000,000

For the cross currency swaps listed below (outstanding as of September 30, 2012), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2013 — Mar. 20	1.5875	$ 62,874,556	Fixed	JPY 5,000,000,000
Mar. 20	1.5900	60,782,884	Fixed	5,000,000,000
2014 — Mar. 20	1.8070	60,774,648	Fixed	5,000,000,000
2016 — Apr. 20	2.7230	49,510,650	Fixed	4,300,000,000
Jun. 20	2.5641	48,035,000	Fixed	4,021,500,000
Jun. 20	2.3590	60,257,700	Fixed	5,000,000,000

		$ 342,235,438		JPY 28,321,500,000

Unmatured Market Debt (Continued)

(D) FOREIGN EXCHANGE SWAPS(6)

For the foreign exchange swaps listed below (outstanding as of September 30, 2012), the Government swapped Canadian dollars into U.S dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2012 — Oct. 24	$7,106,079	USD 7,227,501
2013 — Jan. 10	$16,648,963	USD 16,933,445
Jan. 10	$74,163,565	USD 75,430,802

(E) FOREIGN EXCHANGE FORWARDS

The Government entered into transactions to purchase (outstanding as of September 30, 2012): U.S.$1,313,214,996 in exchange for Euro 1,067,238,000; U.S.$434,262,327 in exchange for £280,056,000; and U.S.$384,871,453 in exchange for ¥30,528,600,000

NOTES:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)

Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable, non-assignable and non-transferable. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Effective October 1, 2012, issues are only available in compound interest form via the Payroll Savings Program.

(4)	For these series of Canada Savings Bonds and Canada Premium Bonds the original maturity date was extended by 10 years, at the option of the holder.
(5)

Canada Premium Bonds are non-callable, non-assignable and non-transferable. Effective August 1, 2012, Canada Premium Bonds are redeemable throughout the year with interest earned up to the last anniversary date of purchase. Issues are available in compound interest or regular interest form.

(6)	Converted at USD 1.00 = CAD 0.9832, EUR 1.00 = CAD 1.2634 the closing rates on September 30, 2012.
(7)	Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.
(8)	Of the U.S.$38,244,000 assumed by the Government of Canada, U.S.$5,000,000 was cancelled on August 31, 2004.
(9)	May not add to total due to rounding.

Unmatured Market Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2012
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
	(in millions)
Business Development Bank of Canada	$608	$50	$658
Canada Mortgage and Housing Corporation	215,472	—	215,472
Canada Post Corporation	1,051	—	1,051
Export Development Canada	1,637	22,503	24,141
Farm Credit Canada	818	95	913
Freshwater Fish Marketing Corporation	24	—	24
Parc Downsview Park Incorporated	60	—	60
Royal Canadian Mint	10	—	10

Total	$219,680	$22,648.3	$242,329

Source: Public Accounts of Canada 2012 and Public Works and Government Services Canada.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(2)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

	Principal amount outstanding
GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2012 (IN MILLIONS OF DOLLARS)
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises—
Agent enterprise Crown corporations	$242,328
Non-agent enterprise Crown corporations and other government business enterprises—
Canadian Wheat Board, The	1,859

Total—Guaranteed borrowings	244,187

Other guarantees provided by the Government—
Loan guarantees—
Agriculture and Agri-Food—
Advance Payments Program—Agricultural Marketing Programs Act	1,047
Farm Improvement Loans Act (FILA) and Canadian Agricultural Loans Act (CALA)	104
Human Resources and Skills Development—
Canada Student Loans Act	25
Indian Affairs and Northern Development—
Indian Economic Development Guarantee Program	1
On-Reserve Housing Guarantee Program:
Canada Mortgage and Housing Corporation	1,295
Other approved lenders	525
Industry—
Enterprise Development Program	(*	)
Regional Aircraft Credit Facility	130
Small Business Loans Act (SBLA)	(*	)
Canada Small Business Financing Act (CSBFA)	704
Capital Leasing Pilot Project	1

Total—Loan guarantees	3,832

Insurance programs managed by the Government—
Foreign Affairs and International Trade—
Accounts administered for the Government by Export Development Canada	239
Finance—
Mortgage insurance:
Genworth Financial Mortgage Insurance Company of Canada	990
Canada Guaranty Mortgage Insurance Company	108
Canadian Nuclear Safety Commission—
Nuclear Liability Reinsurance Account	582

Total—Insurance programs managed by the Government	1,919

Other explicit guarantees—
Agriculture and Agri-Food—
National Biomass Ethanol Program	25
Price Pooling Program—Agricultural Marketing Programs Act	7
Finance—
Obligations to The Canadian Wheat Board under the Agri-Food Credit Facility (ACF) and the Credit Grain Sales Program (CGSP)	225
Atomic Energy of Canada Limited—
Performance guarantees and liquidated damages	210
VIA Rail Canada Inc.—
Letters of credit	29

TOTAL—OTHER EXPLICIT GUARANTEES	496

TOTAL—GROSS GUARANTEES	250,434
Less: allowance for guarantees	506

NET EXPOSURE UNDER GUARANTEES	$249,928

Source: Public Accounts of Canada 2012.

Note: Amounts may not add due to rounding.

(*)	Less than $500,000.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2012 through November 30, 2012, Government of Canada domestic marketable bonds outstanding increased by $6,685 million to $460,563 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturity Amount
2012 – Oct. 15	1.25	2016 – Feb. 1	$2,700,000,000	—
2012 – Oct. 22	1.50	2023 – Jun. 1	2,900,000,000	—
2012 – Nov. 13	1.25	2018 – Mar. 1	3,400,000,000	—
2012 – Nov. 16	1.00	2015 – Feb. 1	3,300,000,000	—

			$12,300,000,000

From October 1, 2011 through November 30, 2011, ten repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon %	Maturity Date	Amount Repurchased
2012 – Oct. 4	1.75	2013 – Mar. 1	200,000,000
2012 – Oct. 4	3.50	2013 – Jun. 1	300,000,000
2012 – Oct. 11	1.50	2012 – Dec. 1	95,617,000
2012 – Oct. 11	3.50	2013 – Jun. 1	900,000,000
2012 – Oct. 11	5.25	2013 – Jun. 1	4,383,000
2012 – Oct. 18	1.50	2012 – Dec. 1	94,000,000
2012 – Oct. 18	1.75	2013 – Mar. 1	406,000,000
2012 – Oct. 25	1.50	2012 – Dec. 1	571,000,000
2012 – Oct. 25	1.75	2013 – Mar. 1	199,000,000
2012 – Oct. 25	5.25	2013 – Jun. 1	15,800,000
2012 – Nov. 1	1.50	2012 – Dec. 1	400,000,000
2012 – Nov. 1	1.75	2013 – Mar. 1	100,000,000
2012 – Nov. 8	1.75	2013 – Mar. 1	757,000,000
2012 – Nov. 8	1.50	2013 – Nov. 1	243,000,000
2012 – Nov. 15	1.75	2013 – Mar. 1	169,492,000
2012 – Nov. 15	3.50	2013 – Jun. 1	50,000,000
2012 – Nov. 15	1.50	2013 – Nov. 1	130,508,000
2012 – Nov. 15	1.00	2014 – Feb. 1	150,000,000
2012 – Nov. 22	1.75	2013 – Mar. 1	980,000,000
2012 – Nov. 22	1.50	2013 – Nov. 1	20,000,000

Total repurchased amount for period:			$5,785,800,000

CANADA SAVINGS BONDS

CSB Series 130 issued on November 1, 2012 has a guaranteed minimum interest rate of 0.50% for the year beginning November 1, 2012. Rates for the remaining years to maturity will be announced at a future date.

CANADA PREMIUM BONDS

CPB Series 80 issued on November 1, 2012 has a guaranteed minimum interest rate of 1.00% for the year beginning November 1, 2012, 1.20% for the year beginning November 1, 2013 and 1.40% for the year beginning November 1, 2014. Rates for the remaining years to maturity will be announced at a future date.

TREASURY BILLS

From October 1, 2012 through November 30, 2012, treasury bills outstanding increased by $1,200 million to $184,400 million.

CANADA BILLS

From October 1, 2012 through November 30, 2012, Canada Bills outstanding decreased by U.S.$68,525,000 to U.S.$2,146,963,000.

CROSS CURRENCY SWAPS

From October 1, 2012 through November 30, 2012, the Government did not enter into any cross currency swap transactions.

FOREIGN EXCHANGE FORWARDS

As of November 30, 2012, the Government had outstanding transactions to purchase: U.S.$1,376,659,357 in exchange for Euro 1,067,238,000; U.S.$447,633,842 in exchange for £280,056,000; and U.S.$390,684,964 in exchange for ¥30,528,600,000; Euro 3,139,000 in exchange for U.S.$4,022,220; ¥89,800,000 in exchange for U.S.$1,119,422; and £824,000 in exchange for U.S.$1,317,073.

FOREIGN EXCHANGE SWAPS

As of November 30, 2012, the Government had the following foreign exchange swaps (Canadian dollars swapped for U.S. dollars) outstanding:

	Canadian dollar	U.S. dollar
Maturity date	Notional amount(*)	Notional amount
2013 — Jan. 10	$7,181,245	USD 7,227,501
Jan. 10	$16,825,071	USD 16,933,445
Jan. 10	$74,948,045	USD 75,430,802

(*)	Converted at USD 1.00 = CAD 0.9936, the closing rate on November 30, 2012.